UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MERCK & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Richard T. Clark	Merck & Co., Inc.
Chairman, President and Chief Executive Officer	One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100

March 10, 2008

Dear Stockholders:

It is my pleasure to invite you to Merck’s 2008 Annual Meeting of Stockholders. We will hold the meeting on Tuesday, April 22, 2008 at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and give a report on the Company’s business operations. There will also be time for questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about Merck in addition to describing the business we will conduct at the meeting.

We hope you will be able to attend the Annual Meeting. If you need special assistance at the meeting, please contact the Company Secretary at the address above. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions you receive; complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope; or vote in person at the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders

April 22, 2008

To the Stockholders:

The stockholders of Merck & Co., Inc. will hold their Annual Meeting on Tuesday, April 22, 2008, at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. The purposes of the meeting are to:

•	elect 13 directors;

•	consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008;

•	consider and act upon a stockholder proposal concerning management compensation;

•	consider and act upon a stockholder proposal concerning an advisory vote on executive compensation;

•	consider and act upon a stockholder proposal concerning special shareholder meetings;

•	consider and act upon a stockholder proposal concerning an independent lead director; and

•	transact such other business as may properly come before the meeting.

Only stockholders listed on the Company’s records at the close of business on February 25, 2008 are entitled to vote.

By order of the Board of Directors,

CELIA A. COLBERT

Senior Vice President, Secretary and

Assistant General Counsel

March 10, 2008

(i)

Merck & Co., Inc.

P. O. Box 100

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

www.merck.com

March 10, 2008

Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a stockholder at the close of business on February 25, 2008, the record date, and are entitled to vote at the meeting.

This proxy statement, 2007 Form 10-K Annual Report and 2007 Annual Review (the “Proxy Material”), along with either a proxy card or a voting instruction card, are being mailed to stockholders beginning March 10, 2008. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	Can I access the Proxy Material on the Internet instead of receiving paper copies?

A:	The Proxy Material is available on Merck’s web site at http://merck-ut.merck.com/finance/proxy/overview.html. Most stockholders can access future Proxy Materials on the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option by marking the appropriate box on your proxy card or by following the instructions if you vote by telephone or the Internet. If you choose to access future Proxy Materials on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future Proxy Materials on the Internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the Internet address for access to the Proxy Material.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Merck’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “stockholder of record.” The Proxy Material and proxy card have been sent directly to you by Merck.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Proxy Material has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Q:	What is “householding” and how does it affect me?

A:	Merck has adopted the process called “householding” for mailing the Proxy Material in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the Proxy Material, unless we receive contrary instructions from any stockholder at that address. Merck will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Proxy Material at the same address, additional copies will be provided to you promptly upon written or oral request. If you are a stockholder of record, you may contact us by writing to Merck Stockholder Services, WS3AB-40, P.O. Box 100, Whitehouse Station, NJ 08889-0100 or by calling our toll-free number 1-800-522-9114. Eligible stockholders of record receiving multiple copies of the Proxy Material can request householding by contacting Merck in the same manner.

If you are a beneficial owner, you can request additional copies of the Proxy Material or you can request householding by notifying your broker, bank or nominee.

Q:	What am I voting on?

A: •	Election of 13 directors: Mr. Richard T. Clark, Dr. Johnnetta B. Cole, Mr. Thomas H. Glocer, Mr. Steven F. Goldstone, Mr. William B. Harrison, Jr., Dr. Harry R. Jacobson, Dr. William N. Kelley, Ms. Rochelle B. Lazarus, Dr. Thomas E. Shenk, Ms. Anne M. Tatlock, Dr. Samuel O. Thier, Mr. Wendell P. Weeks and Mr. Peter C. Wendell;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2008;

The Board recommends a vote FOR each of the nominees to the Board of Directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2008.

You will also vote on the following stockholder proposals:

•	A stockholder proposal concerning management compensation;

•	A stockholder proposal concerning an advisory vote on executive compensation;

•	A stockholder proposal concerning special shareholder meetings; and

•	A stockholder proposal concerning an independent lead director.

The Board recommends a vote AGAINST each of the stockholder proposals.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?

A:	In the election of directors, each director nominee receiving a majority of the votes cast at the Annual Meeting will be elected. This means that a director nominee will be elected to the Board only if the number of votes cast FOR the nominee’s election exceeds the number of votes cast AGAINST the nominee’s election; for this purpose, abstentions and broker non-votes would not be counted as votes FOR or AGAINST.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm and each of the stockholder proposals require the affirmative vote of a majority of the votes cast for approval. If you are present or represented by proxy at the Annual Meeting and you abstain, your abstention, as well as broker non-votes, are not counted as votes cast on any matter to which they relate.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Common Stock that you hold as of the record date.

Q:	Do I have the right to cumulate my votes in the election of directors?

A:	Stockholders of the Company no longer have the right of cumulative voting. At the 2007 Annual Meeting of Stockholders, stockholders approved an amendment to the Company’s Restated Certificate of Incorporation to replace its cumulative voting feature with a majority vote standard for the election of directors in an uncontested election of directors.

Q:	What if a director nominee does not receive a majority of the votes cast?

A:	A director nominee who does not receive a majority of the votes cast with respect to his or her election will not be elected or reelected, as applicable, as a director of the Company. However, under the New Jersey Business Corporation Act, incumbent directors who are not re-elected in an uncontested election because of a failure to receive a majority of the votes cast in favor of their re-election, will be “held over” and continue as directors of the Company until they resign or their successors are elected at the next election of directors. Under the Incumbent Director Resignation Policy (the “Policy”) of the Policies of the Board, however, an incumbent director who is not re-elected will be required to submit his or her resignation and the Committee on Corporate Governance will be responsible for evaluating whether to accept the resignation and making a recommendation to the full Board. Under the Policy, the Board will be required to act on the recommendation of the Committee on Corporate Governance no later than 90 days following certification of the stockholder vote for the stockholders’ meeting at which the incumbent director was not re-elected. The full text of the Policies of the Board can be found on the Company’s website at www.merck.com/about/corporategovernance.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•

Proxy card or voting instruction card.    Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2008, and AGAINST each of the stockholder proposals on your behalf.

•

By telephone or the Internet.    The telephone and Internet voting procedures established by Merck for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that these instructions have been properly recorded.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the Annual Meeting.    All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of the Company;

•	submitting a revised proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:	Who will count the vote?

A:	Representatives of IVS Associates, Inc. will tabulate the votes and act as inspectors of election.

Q:	What shares are included on the proxy card?

A:	The shares on your proxy card represent shares registered in your name, as well as shares in the Merck Stock Investment Plan.

However, the proxy card does not include shares held for participants in the Merck & Co., Inc. Employee Savings and Security Plan, Merck & Co., Inc. Employee Stock Purchase and Savings Plan, Hubbard LLC Employee Savings Plan, Merck Puerto Rico Employee Savings and Security Plan, Merck Frosst Canada Inc. Stock Purchase Plan (“Merck Frosst Plan”), MSD Employee Share Ownership Plan, and Merial 401(k) Savings Plan (“Merial Plan”). Instead, these participants will receive from plan trustees separate voting instruction cards covering these shares. If voting instructions are not received from participants in the Merck Frosst Plan, the plan trustee will vote the shares in accordance with the recommendations of the Board of Directors. If voting instructions are not received from participants in the Merial Plan, the plan trustee will vote the shares in the same proportion as it votes shares for which voting instructions are received. Trustees for the other plans will not vote shares for which no voting instructions are received from plan participants.

Q:	What constitutes a quorum?

A:	As of the record date, 2,184,275,716 shares of Merck Common Stock were issued and outstanding. A majority of the outstanding shares present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you and one guest. If you are a beneficial owner, you may request a ticket by writing to the Office of the Secretary, WS 3AB-05, Merck & Co., Inc., P.O. Box 100, Whitehouse Station, New Jersey 08889-0100 or by faxing your request to 908-735-1224. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays.

Q:	Are there any stockholders who own more than 5 percent of the Company’s shares?

A:	According to a filing made with the Securities and Exchange Commission on February 13, 2008, Fidelity Management and Research LLC and its affiliates (“Fidelity”) own approximately 5.045 percent of the Company’s outstanding Common Stock.

See “Security Ownership of Certain Beneficial Owners and Management” on page 21 for more information.

Q:	When are the stockholder proposals due for the 2009 Annual Meeting?

A:	In order to be considered for inclusion in next year’s proxy statement in accordance with the rules of the Securities and Exchange Commission (“SEC”), stockholder proposals must be submitted in writing to Celia A. Colbert, Senior Vice President, Secretary and Assistant General Counsel, WS 3A-65, Merck & Co., Inc., One Merck Drive, Whitehouse Station, NJ 08889-0100 and received at this address by November 11, 2008.

Under provisions of our By-laws, in order for a stockholder to present a proposal or other business for consideration by our stockholders at the 2009 Annual Meeting of Stockholders, the Secretary of the Company must receive by December 23, 2008 a written notice containing the following information: (a) the name and address of the stockholder who intends to present the business at the meeting of the stockholders, a brief description of the business intended to be presented, the reasons for conducting this business at the meeting and any material interest of the stockholder in the business; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote on the business at that meeting and intends to appear in person or by proxy at the meeting to present the business; (c) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) with respect to the business to be presented; and (d) such other information regarding the business to be presented as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such business been presented, or intended to be presented, by the Board of Directors. This notice requirement does not apply to stockholder proposals properly submitted for inclusion in our proxy statement in accordance with the rules of the SEC and stockholder nominations of director candidates which must comply with the notice provisions of our By-laws described on page 17.

Q:	What happens if a nominee for director is unable to serve as a director?

A:	If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Q:	How much did this proxy solicitation cost?

A:	Georgeson Shareholder Communications, Inc. has been hired by the Company to assist in the distribution of Proxy Material and solicitation of votes for $23,000, plus reasonable out-of-pocket expenses. Employees, officers and directors of the Company may also solicit proxies by telephone or in-person meeting. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Common Stock.

Q:	How can I obtain the Company’s corporate governance information?

A:	The Merck home page is www.merck.com. You may also go directly to www.merck.com/about/corporategovernance for the following information which is available in print to any stockholder who requests it:

•	Restated Certificate of Incorporation of Merck & Co., Inc.;

•	By-Laws of Merck & Co., Inc.;

•	Policies of the Board—a statement of Merck’s corporate governance principles;

•

Merck Board Committee Charters—Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee;

•	Stockholder Communications with the Board; and

•	Merck Code of Conduct—Our Values and Standards

1. ELECTION OF DIRECTORS

Thirteen directors are to be elected by stockholders at this Annual Meeting for one-year terms expiring at the 2009 Annual Meeting of Stockholders. The Board has recommended as nominees for election Mr. Richard T. Clark, Dr. Johnnetta B. Cole, Mr. Thomas H. Glocer, Mr. Steven F. Goldstone, Mr. William B. Harrison, Jr., Dr. Harry R. Jacobson, Dr. William N. Kelley, Ms. Rochelle B. Lazarus, Dr. Thomas E. Shenk, Ms. Anne M. Tatlock, Dr. Samuel O. Thier, Mr. Wendell P. Weeks and Mr. Peter C. Wendell. Mr. Glocer, Mr. Goldstone and Dr. Jacobson were elected to the Board effective November 27, 2007, September 25, 2007 and December 18, 2007, respectively, to serve until this Annual Meeting and to stand for election by stockholders at the meeting. All other candidates have previously been elected by stockholders.

Information on the nominees follows.

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Nominees for Director

Richard T. Clark Age—61 2005

Chairman of the Board (since April 2007), President and Chief Executive Officer (since May 2005), President, Merck Manufacturing Division (June 2003-May 2005) of the Company; Chairman, President (January 2000-December 2002) and Chief Executive Officer (January 2003-June 2003), Medco Health Solutions, Inc., formerly a wholly owned subsidiary of the Company

Director, Project HOPE and United Negro College Fund; Chairman, Federal Health Care Legislation Committee of Pharmaceutical Research and Manufacturers of America; Trustee, Washington & Jefferson College and The Conference Board

Johnnetta B. Cole, Ph.D. Age—71 1994

President Emerita of Spelman College and Bennett College for Women; President, Bennett College for Women (July 2002 through May 2007);

Chairman, The JBC Institute for Global Diversity and Inclusion; Member and Past Chair, Board of Trustees, United Way of America; Member, Council on Foreign Relations and National Council of Negro Women; Fellow, American Academy of Arts and Sciences and American Anthropological Association

Thomas H. Glocer Age—48 2007

Chief Executive Officer, Reuters Group PLC (global news and information company) for more than five years

Director, Reuters Group PLC; Member, Advisory Board of the Judge Institute of Management at Cambridge University

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Steven F. Goldstone Age—61 2007

Retired Chairman and Chief Executive Officer, RJR Nabisco, Inc.; Managing Partner, Silver Spring Group (private investment firm) for more than five years

Non-Executive Chairman, ConAgra Foods, Inc.; Director, Trane Inc. (formerly American Standard Companies, Inc.) and Greenhill & Co., Inc.; Chairman, Founders Hall Foundation; Trustee, Aldridge Museum of Contemporary Art and Roundabout Theatre Company

William B. Harrison, Jr. Age—64 1999

Retired Chairman of the Board (since December 31, 2006), prior to which he was Chairman (from November 2001) and Chief Executive Officer (from November 2001 until December 2005), JPMorgan Chase & Co. (financial services)

Director, Cousins Properties Incorporated; Member, The Business Council, The Financial Services Forum, The Financial Services Roundtable and The Institute of International Economics

Harry R. Jacobson, M.D. Age—60 2007

Vice Chancellor, Health Affairs, Vanderbilt University Medical Center for more than five years

Director, CeleNova BioSciences, Inc., HealthGate Data Corporation, Ingram Industries, Inc. and Kinetic Concepts, Inc.; Member, American Society of Clinical Investigation, Association of American Physicians, Society of Medical Administrators, and Institute of Medicine

William N. Kelley, M.D. Age—68 1992

Professor of Medicine, Biochemistry and Biophysics, University of Pennsylvania School of Medicine for more than five years

Director, Advanced Bio-Surfaces, Inc., Beckman Coulter, Inc., GenVec, Inc. and Polymedix, Inc.; Fellow, American Academy of Arts and Sciences; Master, American College of Physicians and American College of Rheumatology; Member, American Philosophical Society and Institute of Medicine of the National Academy of Sciences; Trustee, Emory University

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Rochelle B. Lazarus Age—60 2004

Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide (advertising and marketing communication company) for more than five years

Director, General Electric, New York Presbyterian Hospital, American Museum of Natural History and World Wildlife Fund; Member, Advertising Education Foundation and Board of Overseers, Columbia Business School

Thomas E. Shenk, Ph.D. Age—61 2001

Elkins Professor (since 1984) and Chairman (1996-2004), Department of Molecular Biology, Princeton University

Director, Cell Genesys, Inc. and CV Therapeutics, Inc.; Fellow, American Academy of Arts and Sciences; Member, American Academy of Microbiology and National Academy of Sciences and its Institute of Medicine

Anne M. Tatlock Age—68 2000

Retired; Chairman of the Board (from June 2000 until December 31, 2006) and Chief Executive Officer (from September 1999 until December 31, 2006), Fiduciary Trust Company International (global asset management services)

Director, Fortune Brands, Inc. and Franklin Resources, Inc.; Chairman, The Andrew W. Mellon Foundation; Fellow, American Academy of Arts and Sciences; Member, Council on Foreign Relations; Trustee, American Ballet Theatre Foundation, The Conference Board, Howard Hughes Medical Institute, The Mayo Clinic and The National September 11 Memorial & Museum Foundation

Samuel O. Thier, M.D. Age—70 1994

Professor of Medicine and Health Care Policy, Emeritus (since 2008), Professor of Medicine and Professor of Health Care Policy (1994-2007), Harvard Medical School

Director, Charles River Laboratories, Inc.; Fellow, American Academy of Arts and Sciences; Master, American College of Physicians; Member, Board of Overseers, Teachers Insurance and Annuity Association of America-College Retirement Equities Fund and Cornell University Weill Medical College

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Wendell P. Weeks Age—48 2004

Chairman and Chief Executive Officer (since April 2007), President and Chief Executive Officer (April 2005-April 2007), President and Chief Operating Officer (April 2002-April 2005), Corning Incorporated (technology company in the telecommunications, information display and advanced materials industries)

Director, Corning Incorporated; Trustee, Lehigh University

Peter C. Wendell Age—57 2003

Managing Director, Sierra Ventures (technology-oriented venture capital firm) for more than five years; Chairman, Princeton University Investment Co. since 2002

Charter Trustee, Princeton University; Faculty, Stanford University Graduate School of Business

Independence of Directors

The Board of Directors has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits—or has the potential to impair or inhibit—a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. In determining whether a material relationship exists, the Board considers, for example, the sales or charitable contributions between Merck and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the New York Stock Exchange as in effect from time to time. The Committee on Corporate Governance reviews the Board’s approach to determining director independence periodically and recommends changes as appropriate for consideration and approval by the full Board.

Consistent with these considerations, the Board has reviewed all relationships between the Company and the members of the Board and has determined that all directors are independent directors except Mr. Clark, who is a Company employee.

•

The chart below lists relationships that exist between the Company and other organizations the Directors serve. It also describes the basis for the Board’s determination that the Director is independent. Although service as a director of another company alone is not a material relationship that would impair a director’s independence, those relationships have been reviewed and are set forth below.

Key to Chart:

A    - Sales to and purchases from the other organization (i) amount to less than the greater of $1 million or 2% of that organization’s consolidated gross revenues during each of 2007, 2006 and 2005; and (ii) during all relevant years were not of an amount or nature to impede the exercise of independent judgment.

B    - Merck (including The Merck Company Foundation) contributed less than the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues during each of 2007, 2006 and 2005. Moreover, contributions during all relevant years were not of an amount or nature to impede the exercise of independent judgment.

Director	Relationships Considered	Determination • Basis
Johnnetta B. Cole	President Emerita of Spelman College and Bennett College for Women	Independent • B

Member and Past Chair of the Board of Trustees of United Way of America

•          The United Way movement includes approximately 1,400 community-based United Way organizations. Each is independent, separately incorporated, and governed by local volunteers. United Way of America is the national organization for the United Ways.

Independent

•          B; Merck generally acts in an agency capacity for employees who direct contributions, including Merck matching contributions, to United Way organizations. Actual amounts were passed on to United Way agencies and other charitable organizations.

	Member, National Council of Negro Women	Independent • B

Director	Relationships Considered	Determination • Basis

Thomas H. Glocer	Chief Executive Officer, Reuters Group PLC	Independent • A

	Member, Advisory Board of the Judge Institute of Management at Cambridge University	Independent • A

Steven F. Goldstone	Director, Trane Inc. (formerly American Standard Companies, Inc.)	Independent • A

	Director, New Castle Hotels LLC	Independent • A

William B. Harrison, Jr.	Director, Cousins Properties Incorporated	Independent • A

	Member, Institute for International Economics	Independent • B

Harry R. Jacobson	Vice Chancellor, Health Affairs, Vanderbilt University Medical Center	Independent • A; B

William N. Kelley	Professor of Medicine, Biochemistry and Biophysics, University of Pennsylvania School of Medicine	Independent • A; B

	Director, Beckman Coulter, Inc.	Independent • A

	Trustee, Emory University	Independent • A; B

Rochelle B. Lazarus Audit Committee Member	Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide	Independent • A; The Company has retained Ogilvy & Mather to provide advertising services in the past, including in 2008.

	Director, General Electric	Independent • A

	Director, New York Presbyterian Hospital	Independent • A

	Director, American Museum of Natural History	Independent • B

	Member, Board of Overseers, Columbia Business School	Independent • B

Director	Relationships Considered	Determination • Basis

	Member, The Advertising Education Foundation	Independent • B

Thomas E. Shenk Audit Committee Member	Elkins Professor, Department of Molecular Biology, Princeton University	Independent • A; B

Anne M. Tatlock	Director, Fortune Brands, Inc.	Independent • A

	Trustee, Howard Hughes Medical Institute	Independent • A

	Trustee, The Mayo Clinic	Independent • B

Samuel O. Thier	Professor of Medicine and Professor of Health Care Policy, Harvard Medical School (through December 2007)	Independent • A; B

	Director, Charles River Laboratories, Inc.	Independent • A

	Trustee, Cornell University Weill Medical College	Independent • A; B

Wendell P. Weeks Audit Committee Member	Chairman and Chief Executive Officer, Corning Incorporated	Independent • A

	Trustee, Lehigh University	Independent • A

Peter C. Wendell Audit Committee Member	Charter Trustee, Princeton University	Independent • A; B

	Faculty, Stanford University Graduate School of Business	Independent • B

Related Person Transactions

The Company recognizes that relationships between the Company and outside firms can present potential or actual conflicts of interest. Accordingly, the Company has a written conflict of interest policy that requires directors, executive officers and employees to report actual and potential conflicts of interest. Outside activities covered by the conflict of interest policy include those activities involving any director, executive officer, employee or members of their immediate families.

Certifications of outside activities involving actual or potential conflicts of interest are filed annually with the Company by directors and executive officers, and they are required to promptly advise the Company of any change in the information provided in their certifications. Management, with the advice of counsel, is responsible for determining whether or not an actual or potential conflict of interest exists and establishing any controls required.

In addition, the Board of Directors has adopted a written policy (“Related Person Transaction Policy” or the “Policy”) governing the review and approval of any transactions that Company management determines would be required to be publicly disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K (“Item 404(a)”). Section 404(a) provides for the disclosure of transactions involving amounts exceeding $120,000 in which the Company is a participant and in which a “related person” has a direct or indirect material interest (“related person transaction”). The term “related person” is defined by Item 404(a) and includes Directors, executive officers, director nominees, shareholders owning five percent or greater of the Company’s outstanding common stock and their immediate family members.

It is the policy of the Board that related party transactions, and any material amendments or modifications to such transactions shall be subject to review, approval or ratification by the Board, or a Committee of the Board, and monitoring in accordance with the standards set forth below. The Policy is administered by the Committee on Corporate Governance and is contained in the Policies of the Board, which is available on the Company’s website at www.merck.com/about/corporategovernance.

In determining whether to approve a related person transaction, the Committee on Corporate Governance considers the following factors:

•

Company management is responsible for identifying transactions that are or would be related person transactions requiring review under this Policy through annual submission of and any interim update to Director and Officer questionnaires (“D&O Questionnaire”) or conflict of interest certifications, review of existing or proposed transactions with any related person, and through other disclosures to and reviews by management. Management is required to provide the Committee on Corporate Governance with all material information relevant to all related person transactions, with the exception of related person transactions that are excluded from the reporting requirements under Item 404(a), which shall not be subject to review, approval or ratification by the Committee on Corporate Governance pursuant to this policy.

•

Charitable contributions, grants or endowments by the Company to a university or other academic institution at which a related person’s only interest is as a professor of such university or other academic institution and the aggregate amount involved does not exceed 0.5% of the recipient organization’s total annual revenues shall be deemed pre-approved pursuant to this policy. Notwithstanding the foregoing, a charitable contribution, grant or endorsement shall not be deemed pre-approved where the related person has any role in the proposal or review of the contribution, grant or endowment or will specifically benefit from it personally or professionally.

•

The members of the Committee on Corporate Governance reviews the material facts of related person transactions, and the members of the Committee shall either approve or disapprove of the transactions. The Committee only approves the transaction(s) if it determines that such transaction(s) is fair and reasonable to the Company. If advance approval by the Committee is not feasible, then the related person transaction is considered and, if the Committee determines it be appropriate, ratified by the members of the Committee. If after considering the relevant facts and circumstances in connection with such transaction, the Committee determines that it cannot ratify the related person transaction, then the Committee takes such course of action as it deems appropriate under the circumstances.

•

As necessary, the Committee reviews approved or ratified related person transactions throughout the duration of the term of the transaction, but no less than annually, to ensure that such transaction remains fair and reasonable to the Company.

•

In determining whether a related person transaction is fair and reasonable to the Company, the Committee considers all relevant factors, including as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those generally available to an unaffiliated third party under the same or similar circumstances; (iv) the extent of the related person’s interest in the transaction; (v) the potential for the transaction to lead to an actual or apparent conflict of interest; and (vi) the impact on a director’s independence in the event the related person is a director or director nominee, an immediate family member of a director or director nominee, or an entity in which a director or director nominee is a partner, shareholder or executive officer.

Each Director and Executive Officer of Merck annually completes and submits to the Company a D&O Questionnaire. The D&O Questionnaire requests, among other things, information regarding whether any Director, Executive Officer or their immediate family members had an interest in any transaction, or proposed transaction, with Merck, or has a relationship with a company which had or proposes to enter into such a transaction.

After review of the D&O Questionnaires by the Office of the Secretary, the responses are collected, summarized and distributed to responsible areas within the Company to identify any potential transactions. All relevant relationships and any transactions, along with payables and receivables, are compiled for each person and affiliation. Management submits a report of the affiliations, relationships, transactions and appropriate supplemental information to the Board’s Committee on Corporate Governance, which is comprised of independent directors, for its review.

Upon review by the Committee of Corporate Governance of the report of related person transactions, no transactions concerning the Company’s directors, executive officers or immediate family members of these individuals require disclosure under Item 404(a), except as set forth below.

Ms. Rochelle B. Lazarus is a director of the Company and is the Chairman and Chief Executive Officer of Ogilvy & Mather Worldwide (“Ogilvy & Mather”). The Company has retained Ogilvy & Mather to provide advertising services in the past, including in 2007 and expects Ogilvy to continue providing advertising services in 2008. The Company paid Ogilvy & Mather approximately $6.3 million in 2007.

In addition, according to a filing made with the Securities and Exchange Commission, Fidelity owns more than 5 percent of the Company’s outstanding Common Stock. Fidelity acts as directed trustee and recordkeeper, and provides certain investment options, for the Company’s savings plans, and also acts as recordkeeper of the Company’s health and welfare benefit plans.

Board Committees

The Board of Directors has six standing committees: Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee. In April 2007, the Executive Committee, which served as a collective chairman of the Board and to assist Mr. Clark as he transitioned to his new responsibilities in May 2005 as Chief Executive Officer and President of the Company, was disbanded. In addition, the Board from time to time establishes special purpose committees.

Members of the individual standing committees are named below:

Audit	Corporate Governance	Compensation and Benefits	Finance	Public Policy and Social Responsibility	Research
R. B. Lazarus	J. B. Cole	W. B. Harrison, Jr.	J. B. Cole	J. B. Cole (*)	W. N. Kelley (*)
T. E. Shenk	W. N. Kelley	W. N. Kelley	W. B. Harrison, Jr. (*)	W. B. Harrison, Jr.	T. E. Shenk
W. P. Weeks	A. M. Tatlock	A. M. Tatlock (*)	A. M. Tatlock	R. B. Lazarus	S. O. Thier
P. C. Wendell (*)	S. O. Thier (*)	P. C. Wendell	W. P. Weeks	T. E. Shenk	P. C. Wendell
	W. P. Weeks			S. O. Thier

(*)	Chairperson

The Audit Committee, which is comprised of independent directors, is governed by a Board-approved charter that contains, among other things, the Audit Committee’s membership requirements and responsibilities. The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent registered public accounting firm (the independent auditors) on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent auditors. It maintains direct responsibility for the compensation, termination and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee also monitors compliance with the Foreign Corrupt Practices Act and the Company’s policies on ethical business practices and reports on these items to the Board. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described on page 67 of this proxy statement. Further, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, which are described under “Stockholder Communications with the Board” on page 19 of this proxy statement. The Audit Committee’s Report is included on page 67 of this proxy statement and the Audit Committee Charter is available on the Company’s website www.merck.com/about/corporategovernance and in print to any stockholder who requests it.

Financial Expert on Audit Committee: The Board has determined that Mr. Peter C. Wendell, who currently is the Managing Director of Sierra Ventures, is the Audit Committee financial expert. The Board made a qualitative assessment of Mr. Wendell’s level of knowledge and experience based on a number of factors, including his formal education and experience as chief financial officer of Sierra Ventures.

The Committee on Corporate Governance, which is comprised of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Company. As part of its duties, the Committee on Corporate Governance assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance and reviews Board compensation.

The Committee on Corporate Governance also acts as a screening and nominating committee for candidates considered for nomination by the Board for election of directors. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Committee on Corporate Governance evaluates prospective nominees identified on its own initiative as well as candidates referred or recommended to it by Board members, management, stockholders or search companies. The Committee on Corporate Governance uses the same criteria for evaluating candidates recommended by stockholders in accordance with the procedures outlined below as it does for those proposed by other Board members, management and search companies. To be considered for membership on the Board, a proposed or recommended candidate must meet the following criteria, which are also set forth in the Policies of the Board: (a) be of proven integrity with a record of substantial achievement; (b) have demonstrated ability and sound judgment that usually will be based on broad experience; (c) be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual stockholder meetings; (d) possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs; and (e) be committed to building sound, long-term Company growth. Evaluation of proposed or recommended candidates occurs on the basis of materials submitted by or on behalf of the proposed or recommended candidate. If a proposed or recommended candidate continues to be of interest to the Committee on Corporate Governance, additional information about her/him is obtained through inquiries to various sources and, if warranted, interviews. As explained on page 3, the Committee on Corporate Governance also oversees the Board’s Incumbent Director Resignation Policy.

In addition to being able to recommend candidates for nomination by the Board, stockholders may themselves nominate a candidate or candidates for election as directors. For a stockholder to nominate a candidate or candidates for election as a director at the 2009 Annual Meeting, the stockholder must deliver to the Secretary of the Company by December 23, 2008 a written notice of the stockholder’s intention to nominate the candidate or candidates. As set forth in the Company’s By-Laws, the notice of nomination must contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. All the director nominees named in this proxy statement met the Board’s criteria for membership and were recommended by the Committee on Corporate Governance for election by stockholders at this Annual Meeting.

All nominees for election at this Annual Meeting were previously elected by stockholders, except for Mr. Glocer, Mr. Goldstone and Dr. Jacobson.

The Committee on Corporate Governance Charter, the Company’s By-Laws and the Policies of the Board, which are the Company’s corporate governance guidelines, are available on the Company’s website www.merck.com/about/corporategovernance and in print to any stockholder who requests them.

The Compensation and Benefits Committee, which is comprised of independent directors, in general

•

Establishes and maintains a competitive, fair and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company and to attract necessary additions to the staff with appropriate qualifications;

•	Discharges the Board’s responsibilities for compensating the Company’s executives;

•	Oversees

•	competence and qualifications of senior management of the Company,

•	senior management succession,

•	soundness of the organization structure, and

•	other related matters necessary to insure the effective management of the business; and

•	Reviews the Compensation Discussion and Analysis (“CD&A”) for inclusion in the Company’s proxy statement.

More specifically, the Compensation and Benefits Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation—that is, changes in base salary, and non-equity and equity incentive plan compensation—of the Chief Executive Officer and other executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total direct compensation. The details of the processes and procedures involved are described in the CD&A beginning on page 22 for the executive’s total direct compensation.

The Company’s full Board ultimately makes the final decisions regarding the CEO’s total direct compensation.

The Compensation and Benefits Committee Charter is available on the Company’s website www.merck.com/about/corporategovernance and in print to any stockholder who requests it.

The Compensation and Benefits Committee Report is included on page 38 of this proxy statement.

Role of Compensation Consultants. The Compensation and Benefits Committee has continued to retain Mercer Human Resource Consulting (“Mercer”) as its compensation consultant. Mercer is retained by and reports directly to the Compensation and Benefits Committee and provides assistance in evaluating the Company’s executive compensation program and policies, and, where appropriate, assists with the redesign and enhancement of elements of the program. The Committee regularly includes Mercer in its Executive Sessions without Company management in order to ensure that there is no actual or perceived conflict of interest. During 2007, Mercer assisted by:

•	Reviewing the Company’s competitive market data (peer group data and survey data) with respect to the CEO and senior executives’ compensation;

•	Providing input on the Company’s pay recommendations for its Chief Executive Officer;

•	Reviewing and providing input on the Company’s considerations for its long-term incentive program design;

•	Reviewing Company analysis of executive wealth accumulation; and

•	Providing information on executive compensation trends, as requested.

In addition to the work Mercer performs for the Compensation and Benefits Committee, the Company utilizes various other products and services of the firm in those instances Mercer is deemed to provide the best product or service to meet Merck’s needs. The Compensation and Benefits Committee does not believe Mercer’s provision of services to management affects in any way the advice Mercer provides to the Compensation and Benefits Committee on executive compensation matters. The Compensation and Benefits Committee is satisfied that Mercer follows rigorous guidelines and practices to guard against any conflict and ensure the objectivity of their advice. There is no overlap between the members of the consulting team giving advice to the Compensation and Benefits Committee and those involved with other work for the Company. There is also no overlap between the members of Company management who are working with the Compensation and Benefits Committee and those doing other work with Mercer.

Also, in 2007, the Company’s Human Resources department retained Towers Perrin to provide various services including some pertaining to executive compensation. These services included assistance with the design of compensation and incentive programs for Merck’s Human Resources department’s consideration. Towers Perrin had no direct role with the Compensation and Benefits Committee’s deliberations or decisions.

The Finance Committee, which is comprised of independent directors, considers and makes recommendations on matters related to the financial affairs and policies of the Company, including capital structure issues, dividend policy, investment and debt policies, asset and portfolio management and financial transactions, as necessary. The Finance Committee Charter is available on the Company’s website www.merck.com/about/corporategovernance and in print to any stockholder who requests it.

The Committee on Public Policy and Social Responsibility, which is comprised of independent directors, advises the Board of Directors and management on Company policies and practices that pertain to the

Company’s responsibilities as a global corporate citizen, its obligations as a pharmaceutical company whose products and services affect health and quality of life around the world, and its commitment to high standards of ethics and integrity. It reviews social, political and economic trends that affect the Company’s business; reviews the positions and strategies that the Company pursues to influence public policy; monitors and evaluates the Company’s corporate citizenship programs and activities; and reviews legislative, regulatory, privacy and other matters that could impact the Company’s stockholders, customers, employees and communities in which it operates. The Committee on Public Policy and Social Responsibility Charter is available on the Company’s website www.merck.com/about/corporategovernance and in print to any stockholder who requests it.

The Research Committee, which is comprised of independent directors, assists the Board in its oversight of matters pertaining to the Company’s strategies and operations for the research and development of pharmaceutical products and vaccines. The Research Committee identifies areas and activities that are critical to the success of the Company’s drug and vaccine discovery, development and licensing efforts, as well as evaluates the effectiveness of the Company’s drug and vaccine discovery, development and licensing strategies and operations. The Research Committee also keeps the Board apprised of this evaluation process and findings and makes appropriate recommendations to the President of Merck Research Laboratories and to the Board on modifications of strategies and operations. The Research Committee Charter is available on the Company’s website www.merck.com/about/corporategovernance and in print to any stockholder who requests it.

Compensation Committee Interlocks and Insider Participation

Mr. William B. Harrison, Jr., Dr. William N. Kelley, Ms. Anne M. Tatlock and Mr. Peter C. Wendell served on the Compensation and Benefits Committee during 2007. There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 2007.

Board and Board Committee Meetings

In 2007, the Board of Directors met 13 times. Board committees met as follows during 2007: Committee on Corporate Governance, 12 times; Research Committee, eight times; Compensation and Benefits Committee, seven times; Audit Committee, six times; Executive Committee, four times; Committee on Public Policy and Social Responsibility, twice; and the Finance Committee, once. All Directors who served for the entire year attended at least 75 percent of the meetings of the Board and of the committees on which they served, with an average attendance of 93 percent. All of the Directors who joined the Board during the year attended at least 75% of the Board meetings held after their election to the Board.

Under the Policies of the Board, directors are expected to attend regular Board meetings, Board committee meetings and annual stockholder meetings. All of the Company’s ten directors, who then comprised the Board, attended the 2007 Annual Meeting of Stockholders.

Non-management directors met in six executive sessions in 2007. Dr. Thier, Lead Director of the Board, presided over the executive sessions.

Stockholder Communications with the Board

Merck will forward all communications from security holders and interested parties to the full Board, to non-management directors, to an individual director or to the chairperson of the Board Committee that is most closely related to the subject matter of the communication, except for the following types of communications:

•	communications that advocate that the Company engage in illegal activity;

•	communications that, under community standards, contain offensive or abusive content;

•	communications that have no relevance to the business or operations of the Company; and

•	mass mailings, solicitations and advertisements.

The Corporate Secretary, in consultation with the General Counsel, will determine when a communication is not to be forwarded.

The Company’s acceptance and forwarding of communications to the directors does not imply that the directors owe or assume any fiduciary duties to persons submitting the communications.

Stockholders and interested parties who wish to do so may communicate directly with the Board, or specified individual directors, by writing to the following address: Board of Directors, Merck & Co., Inc., P.O. Box 1150, Whitehouse Station, NJ 08889. Further information on communications to the Board can be found on the Company’s website at www.merck.com/about/corporategovernance.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Merck Code of Conduct—Our Values and Standards, which is also available on the Company’s website noted above.

Board’s Role in Strategic Planning

The Board of Directors has the legal responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s six standing committees (Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee), the Board is fully involved in the Company’s strategic planning process.

Each year, typically in the summer, senior management sets aside a specific period to develop, discuss and refine the Company’s long-range operating plan and overall corporate strategy. Strategic areas of importance include basic research and clinical development, global marketing and sales, manufacturing strategy, capability and capacity, and the public and political environments that affect the Company’s business and operations. Specific operating priorities are developed to effectuate the Company’s long-range plan. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the conclusions reached at its summer meeting with the Board at an extended meeting that usually occurs in the fall. This meeting is focused on corporate strategy and involves both management presentations and input from the Board regarding the assumptions, priorities and strategies that will form the basis for management’s operating plans and strategies.

At subsequent Board meetings, the Board continues to substantively review the Company’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations. For example, the Board typically reviews the Company’s overall annual performance at a meeting in the fall and considers the following year’s operating budget and capital plan in December. The Board at its February meeting usually finalizes specific criteria against which the Company’s performance will be evaluated for that year. In addition, Board meetings held throughout the year target specific strategies (for example, basic research) and critical areas (for example, U.S. healthcare public policy issues) for extended, focused Board input and discussion.

The role that the Board plays is inextricably linked to the development and review of the Company’s strategic plan. Through these procedures, the Board, consistent with good corporate governance, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

Security Ownership of Certain Beneficial Owners and Management

The table below reflects the number of shares beneficially owned by (a) each director of the Company; (b) each executive officer of the Company named in the Summary Compensation Table; (c) all directors and executive officers as a group; and (d) each person or group known to the Company to own more than 5 percent of the outstanding shares of Merck Common Stock. Unless otherwise noted, the information is stated as of December 31, 2007 and the beneficial owners exercise sole voting and/or investment power over their shares.

	Company Common Stock
Name of Beneficial Owner	Shares Owned (a)		Right to Acquire Beneficial Ownership Under Options Exercisable Within 60 Days	Percent of Class	Phantom Stock Units (b)
Richard T. Clark	17,131		805,676	*	0
Johnnetta B. Cole	460		38,483	*	11,464
Thomas H. Glocer	100		0	*	624
Steven F. Goldstone	1,000		0	*	1,097
William B. Harrison, Jr.	1,400		31,098	*	15,580
Harry R. Jacobson	3,829		0	*	306
William N. Kelley	3,561		38,483	*	37,739
Rochelle B. Lazarus	4,000	(c)	4,998	*	9,760
Thomas E. Shenk	1,000		25,823	*	5,590
Anne M. Tatlock	1,052	(c)	31,098	*	18,071
Samuel O. Thier	20		36,373	*	25,039
Wendell P. Weeks	200	(c)	9,998	*	10,683
Peter C. Wendell	2,500		9,998	*	14,664
Peter N. Kellogg	0		0	*	0
Judy C. Lewent	86,796	(e)	1,079,793	*	0
Peter S. Kim	11,527		712,021	*	17,059
Kenneth C. Frazier	41,503		657,602	*	0
David W. Anstice	141,061	(c)(d)	1,067,210	*	7,926
All Directors and Executive Officers as a Group	420,289		6,467,496	*	190,970
Fidelity (f)	109,802,241			5.045%

(a)	Includes equivalent shares of Common Stock held by the Trustee of the Merck & Co., Inc. Employee Savings and Security Plan for the accounts of individuals as follows: Mr. Clark—2,826 shares, Mr. Kellogg—0 shares, Ms. Lewent—0 shares, Dr. Kim—755 shares, Mr. Frazier—1,936 shares, Mr. Anstice—6,069 shares, and all directors and executive officers as a group—45,863 shares.

Does not include restricted stock units denominated in Merck Common Stock under the 2007 Incentive Stock Plan as follows: Mr. Clark—163,583 shares, Mr. Kellogg—80,000 shares, Ms. Lewent—23,750 shares, Dr. Kim—154,767 shares, Mr. Frazier—117,483 shares, Mr. Anstice—0 shares, and all directors and executive officers as a group—845,581 shares.

(b)	Represents phantom shares denominated in Merck Common Stock under the Plan for Deferred Payment of Directors’ Compensation or the Merck & Co., Inc. Deferral Program.

(c)	Includes shares of Common Stock in which the beneficial owners share voting and/or investment power as follows: 1,700 shares held by Ms. Lazarus’ spouse and 300 shares held in a custodial account for Ms. Lazarus’ minor child; 652 shares held by Ms. Tatlock’s spouse; 100 shares held in a custodial account for Mr. Weeks’ minor child; and 68,992 shares held by Mr. Anstice in a trust for which he is a trustee.

(d)	Does not include shares of Common Stock held by family members in which beneficial ownership is disclaimed by the individuals as follows: Mr. Anstice—539 shares, and all directors and executive officers as a group—7,719 shares.

(e)	20,000 of these shares support a call option entered into after Ms. Lewent’s retirement from the Company in August 2007, which expires April 19, 2008.

(f)	All information regarding Fidelity is based on information disclosed in a Schedule 13G (the “Fidelity Filing”) filed with the Securities and Exchange Commission on February 13, 2008, and whose business address is 82 Devonshire Street, Boston, MA 02109. According to the Fidelity Filing, of the 109,802,241 shares of Merck Common Stock owned by Fidelity, Fidelity has the sole power to vote or direct the vote with respect to 10,018,697 shares and does not share voting power with respect to any other shares and Fidelity has the sole power to dispose or direct the disposition of all 109,802,241 shares of Merck Common Stock owned by Fidelity. The shares reported are held by Fidelity in trust accounts for the economic benefit of the beneficiaries of those accounts.

*	Less than 1 percent of the Company’s outstanding shares of Common Stock.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) describes the material elements of compensation for the Merck executive officers identified in the Summary Compensation Table (“Named Executive Officers”). As more fully described on page 17, the Compensation and Benefits Committee of the Board (the “Committee”) makes all decisions for the total direct compensation—that is, the base salary, annual cash and long term incentive awards—of the Company’s executive officers, including the Named Executive Officers. The Committee’s recommendations for the total direct compensation of the Company’s Chief Executive Officer are subject to approval of the Board of Directors.

The day-to-day design and administration of pension, savings, health, welfare and paid time-off plans and policies applicable to salaried U.S.-based employees in general are handled by teams of Company Human Resources, Shared Services, Finance and Legal Department employees. The Committee (or Board) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Merck’s Business Environment

Merck is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company also devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them most.

Our Mission.    Merck’s mission is to provide society with superior products and services by developing innovations and solutions that improve the quality of life and satisfy customer needs, and to provide employees with meaningful work and advancement opportunities, and investors with a superior rate of return.

Our Values.    Our business is preserving and improving human life. All of our actions must be measured by our success in achieving this goal. We value, above all, our ability to serve everyone who can benefit from the appropriate use of our products and services, thereby providing lasting consumer satisfaction.

We are committed to the highest standards of ethics and integrity. We are responsible to our customers, to Merck employees and their families, to the environments we inhabit, and to the societies we serve worldwide. In discharging our responsibilities, we continuously strive to exhibit professional and ethical standards beyond reproach in all that we do. We are dedicated to the highest level of scientific excellence and commit our research to improving human and animal health and the quality of life. We strive to identify the most critical needs of consumers and customers, and we devote our resources to meeting those needs. Our ability to meet our responsibilities depends on maintaining a financial position that allows for investment in leading-edge research and that makes possible effective delivery of research results. We recognize that the ability to excel—to most competitively meet society’s and customers’ needs—depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees, and we value these qualities most highly. To this end, we strive to create an environment of mutual respect, encouragement and teamwork—an environment that rewards commitment and performance and is responsive to the needs of our employees and their families.

Compensation Program Objectives and Strategy

Objectives

Merck’s compensation and benefits programs are driven by Merck’s business environment and are designed to enable us to achieve our mission and adhere to Company values. The programs’ objectives are to:

•	Reflect and maintain Merck’s position as an industry leader in the development of innovative medicines;

•	Attract, engage and retain the workforce that help us to achieve future success;

•	Motivate and inspire employee behavior that fosters a high-performance culture through a lean and flexible business model;

•	Support a shared one-Company mindset of performance and accountability to deliver on business objectives; and

•	Align the interests of our senior executives with that of our shareholders to ensure prudent short-term actions that will benefit the long-term value of the Company.

All of Merck’s compensation and benefits for its Named Executive Officers described below have as a primary purpose the Company’s need to attract, retain and motivate the highly talented individuals to lead the Company in achieving its mission while upholding our values in a highly competitive marketplace.

Strategy

Due to Merck’s mission of being a leader in discovering and bringing to market proven innovative medicines for unmet medical needs, it is critical to hire, engage and retain the best talent and thought leaders in the academic and pharmaceutical industry on a global basis to leverage diverse experiences and cutting edge thinking. Each compensation component has a specific purpose in meeting the Company’s program objectives described above.

•	Base salary and benefits are designed to attract and retain employees over time and motivate them to continually improve their job related competencies to create value for the Company.

•

Annual cash awards under the stockholder-approved Executive Incentive Plan (“EIP”) are designed to focus employees on the objectives identified in the Company Scorecard for a particular year, and the individual objectives set at the start of the year in connection with their Personal Performance Grids (“PPGs”) to ensure shared and personal performance accountability. For the Non Equity Incentive Plan Award in the Summary Compensation Table, we designed awards to motivate executives to break down business unit silos and increase collaboration and teamwork to ensure the best outcome for Merck. Other types of special bonuses, such as those described below for Mr. Kellogg and Ms. Lewent, are individually designed to address business needs related to attracting, retaining and separating employees.

•

Long-Term Incentives—stock options, performance share units (“PSUs”) and restricted stock units (“RSUs”) under the stockholder-approved Incentive Stock Plan (“ISP”)—balance the shorter term outlook of achieving objectives motivated through the EIP with the longer-term focus of achieving the long-term success of the Company, as reflected in increases to the Company’s stock prices, growth in its earnings per share and other measures over a period of several years. Long term incentives ensure our executives are competitively positioned and help retain our leaders while motivating and aligning their interests with that of our stockholders.

•	Severance and change in control plans are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. The Separation Benefits Plan described below helps to attract leaders in the marketplace by mitigating the risk they assume as they join a new Company that is undergoing significant change. It is also intended to provide benefits to ease an employee’s transition from an unexpected employment termination by the Company due to on-going changes in the Company’s employment needs. The Change in Control Separation Benefits Plan encourages employees to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes, and to motivate management to act in the best interests of the Company.

Individual executive officers are compared to a peer group of large pharmaceutical companies that participate in a pharmaceutical industry compensation survey. The survey is conducted by Towers Perrin HR Services, an independent consulting firm and is monitored by a 3rd party antitrust counsel. In 2007, in addition to Merck, the participating companies included: Abbott Laboratories, Amgen, Astra Zeneca, Bristol-Myers Squibb, Eli Lilly, GlaxoSmithKline, Hoffman-LaRoche, Johnson & Johnson, Novartis, Pfizer, Sanofi-Aventis, Schering-Plough, and Wyeth (collectively, the “Peer Companies”). In general, commensurate with performance, our overarching strategy is to position Merck executive compensation as follows:

•	Base salaries are targeted at the 50th percentile (median) compared to the Peer Companies

•	Total cash compensation—that is, base salary plus annual cash awards—is highly leveraged, varies with performance, and targeted at the 50th percentile

•	Total compensation—total cash plus Long Term Incentive grants, but excluding Leader Share or other special Long Term grants—is targeted at the 50th percentile

Compensation for individual executives may be positioned above or below the 50th percentile based on scope of responsibility versus the Peer Groups, market availability of top proven talent, and/or the critical need to ensure the employee remains with the Company.

The Elements and Design of Merck’s Compensation Program

Base Salary

Executive officer base salaries are based on job responsibilities and individual contribution, with reference to base salary levels of executives at the Peer Companies. Base salaries are included in determining an employee’s retirement benefits (as more fully described on page 48) and are the only element of compensation used in determining the amount of contributions permitted under the Company’s Employee Savings and Security Plan (the “401(k) Plan”).

CEO

As of March 1 2007, Mr. Clark’s salary of $1,700,004 positioned him closer, yet still below, the 50th percentile of CEOs at peer companies. Following an in-depth analysis of Mr. Clark’s significant business and leadership contributions in his role to date, the Company’s overall improved performance during his tenure as Chief Executive Officer, and Mr. Clark’s historical pay position below the 50th percentile versus the Company compensation strategy, the Committee recommended and the Board (other than Mr. Clark) reviewed and approved, an increase in Mr. Clark’s base salary from $1,700,004 to $1,800,000, effective March 1, 2008. This increase positioned Mr. Clark’s base salary at the 50th percentile of CEO’s at the Peer Companies.

Other Named Executive Officers

The Committee determines base salaries for executive officers, including the Named Executive Officers, early every year. The Company’s CEO proposes new base salary amounts based on:

•	his evaluation of individual performance and expected future contributions;

•	a review of survey data to ensure competitive compensation against the external market generally defined as the Peer Companies; and

•	comparison of the base salaries of the executive officers who report directly to the CEO to ensure internal equity.

In early 2007, as part of the annual total compensation management process applicable to all Merck salaried employees throughout the world. Mr. Clark recommended, and the Committee reviewed and approved, base salary increases ranging from 3% to 6% for the Named Executive Officers.

In August of 2007, Mr. Clark reviewed with the Committee the critical nature of cutting edge research and the importance of the research pipeline to Merck’s mission, led by the President, Merck Research Laboratories (“MRL”). Mr. Clark proposed, and the Committee agreed, that the total cash (base salary and target EIP award) for Dr. Kim should be positioned above the 50th percentile given Dr. Kim’s proven leadership, contributions and performance. Therefore, in light of Dr. Kim’s leadership in maintaining MRL’s focus on innovation, the Committee approved Mr. Clark’s recommendation to increase Dr. Kim’s base salary by 13.4 percent, from $881,496 to $1,000,008 effective August 1, 2007.

As a result of Mr. Frazier’s appointment as Executive Vice President and President, Global Human Health (formerly, Executive Vice President and General Counsel), his base salary was increased to $980,004 (a 21 percent increase). The increase was made to align his pay more closely with similar positions at Peer Companies. This increase also reflects the significant increase in scope, complexity and responsibility that comes with leading a global sales and marketing organization that accounts for almost half of Merck’s employees.

Base salaries paid to executive officers are not considered “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). Therefore, for federal income tax purposes a corporate deduction is allowed for covered employees—generally, the Named Executive Officers from year to year but excluding the Executive Vice President, Finance and Chief Financial Officer(s)—to the extent base salary plus other compensation subject to Section 162(m) does not exceed $1 million. If the executive defers the excess into the Merck & Co., Inc. Deferral Program, the Company can deduct the amount when the income is taxable to the executive. Mr. Clark is paid more than $1 million in base salary but he defers a portion into the Deferral Program and will receive distribution in a future year or years when it will be deductible to the Company. No other employee received a base salary in excess of $1 million in 2007.

Annual Cash Awards

Annual cash awards, shown as Non-Equity Incentive Plan Compensation in the Summary Compensation Table, are based on job responsibilities, with reference to the levels of total cash compensation of executives at the Peer Companies. The Company pays actual annual cash awards at a level commensurate with performance against objectives. These awards are determined with reference to Company-wide and individual goals, based on measures that permit comparisons with competitors’ performances, if appropriate, and internal targets set at the start of each fiscal year.

Target annual cash awards for Named Executive Officers (along with other employees) are based on market data. Each level has a unique target annual cash award percentage, with the most senior executives who have more impact on the Company having the largest target (e.g. 140%) and less senior executives having lower targets (between 95% and 105% among the Named Executive Officers). The Committee annually reviews officer compensation levels to ensure internal equity as well as appropriate positioning to our Peer Companies. Although these reviews occur annually, targets within an employee band are adjusted (up or down) only if a sustained difference between Merck targets and the market exists. In addition, as discussed above, Dr. Kim’s target was increased during 2007 as part of an overall increase of his target for total cash compensation.

Cash Award Methodology

The EIP is a shareholder-approved plan that is administered by the Compensation and Benefits Committee. It is designed to provide for cash awards to employees who are subject to Section 16 of the Securities Exchange Act of 1934.

Beginning in 2007, the Committee approved a new methodology for determining annual cash awards for executive officers (as well as other senior management employees). There are two components with specific weightings:

•	70% of the award is determined by Company performance as reflected by the Company Scorecard. The Company result will range between 50 percent and 200 percent of Target.

•	30% of the Award is determined by individual performance as reflected by PPGs. The individual performance will range from 0 to 200 percent.

•

The sum of the above is then adjusted higher or lower based on the individual’s performance against the new Merck Leadership Standards (“MLS”). This leadership multiplier ranges from 60 percent to 130 percent based on the executive’s demonstration of courage, collaboration, customer focus and championing change. These four leadership behaviors were highlighted in the annual cash awards because we believe that these leadership behaviors are critical to ensuring our transformation to a high performance organization.

No annual cash award will be paid to an individual if Company or individual performance is below minimum performance expectations as determined by the Committee. The new methodology is intended to reinforce consistency and uniformity of performance standards across the global organization at all levels, create a better line of sight between results and rewards, and underscore the importance of leadership in driving the Company’s transformation to a high performance organization.

Company Scorecard

As approved by the Board, the Company Scorecard for 2007 contained 24 specific measures and associated targets aligned with the Company’s strategy. Achieving the target performance for all measures would yield a score of 100 points. Consistent with the Company’s new Strategy Map, which is focused on reclaiming our leadership in the discovery, development and commercialization of innovative medicines and vaccines, there were four sections in the 2007 Company Scorecard:

The Strategy Map emphasizes:

•	Financial Outcomes, which refers to maximizing shareholder value by growing revenue, optimizing cost structure, growing earnings, and maximizing pipeline value.

•

Internal Business Drivers, which refers to building an effective and efficient business model by focusing on selected therapeutic clusters and reestablishing Merck’s scientific leadership; designing a future R&D model and implementing a customer-driven, end-to-end product lifecycle process; evolving to a new commercial model and investing in emerging markets; and creating a lean and flexible business model.

•	Customer Outcomes, which refers to becoming an industry leader in delivering value to customers by focusing on safety, efficacy, patient care solutions and pharmacological value.

•	People and Culture, which refers to creating a high-performance organization by fostering a high-performance culture, developing transformational leaders and “building the talent to win.”

The Company Scorecard is calibrated so that results will range between 50 and 200, commensurate with performance. The stretch and threshold targets are set by ensuring the Company’s financial performance achieved in each scenario will cover the cost of the cash awards. However, the Committee has the discretion to determine that no annual cash awards will be made to any employees, including the Named Executive Officers, if it determines, on a qualitative basis, that overall performance on the Company Scorecard is too low. Moreover, the Company Scorecard achievements are always assessed based on whether the Company achieved the Scorecard results extraordinarily well, or poorly, considering (1) Sales and marketing compliance as determined by outcomes of regulatory review and inspections, such as those of the Food and Drug Administration and (2) Progress on health and safety outcomes as determined by other regulatory and environmental matters. These factors are all deeply embedded in the day-to-day culture of the Company.

Category	Target Points	Earned Points
Financial Outcomes (1)	45	77.5
Internal Business Drivers	30	24.5
Customer Outcomes	15	25.3
People & Culture	10	12.0
Total	100	139.3

(1)	Financial Outcomes measures are focused on (1) revenue due to the importance of ensuring top-line growth with equal weight on performance compared to the Leading Healthcare Companies (“LHC”) and the Company’s internal plan as approved by the Board; (2) normalized EPS, which is per Generally Accepted Accounting Principles, Earnings per share excluding extraordinary items, due to the importance of ensuring an appropriate return to shareholders with equal weight on performance compared to the LHC and the Company’s internal plan as approved by the Board; and (3) cash flow to reflect the importance of ensuring adequate cash is available to fund such things as Research & Development investments, licensing opportunities and the Company dividend.

The Committee did not make any fundamental changes to the process or Company Scorecard for 2008.

CEO—Objectives and Performance

Mr. Clark’s 2007 performance and resulting EIP award are based on achievement of the Company Scorecard objectives (70% weight) and his Personal Performance Grid (“PPG”) objectives (30% weight), both of which were established at the beginning of 2007 with the Committee. The PPG objectives are based on Leadership and Personal Development. Based on the Committee’s evaluation of Mr. Clark’s performance against these metrics, it was determined that Mr. Clark had an exceptionally strong performance year in 2007 through his demonstrated leadership. Overall, the Company achieved 139% of plan with particularly strong performance in the following areas: (1) Financial performance exceeded expectations across all measures; (2) Market performance for key growth products all exceeded plan; (3) All savings goals met or exceeded plan; and (4) Strong progress in creating change, customer focus, and innovation.

With respect to the remaining Named Executive Officers, each is rated on between four and 12 different measures, which varied by area of influence within the Company. Some of the material metrics included:

•	Leadership Assessment and Implementation;

•	Finance and Strategy;

•	Contribution to Merck’s Plan to Win;

•	Regulatory Approvals and Submissions; and

•	Oversight of Joint Ventures

Other Named Executive Officers—Objectives and Performance

Mr. Kellogg’s award reflects Finance’s significant contributions to Merck’s financial performance which was driven by Tax and Treasury achievements, exceptional financial support of licensing and acquisition opportunities and Plan to Win initiatives. Mr. Kellogg’s leadership style allowed him to demonstrate strong collaborative skills that have allowed him to become recognized as a key member of the executive team and to establish excellent relationships with both internal and external stakeholders.

Dr. Kim’s award reflects Merck Research Laboratories’ strong performance in managing operating expenses as well as advancing products and product candidates through development. Dr. Kim played a significant change management and leadership role as a key sponsor of the Company’s End-to-End product life cycle initiative.

Mr. Frazier’s award reflects his overall performance for the time in his prior position as Executive Vice President and General Counsel and his current position as Executive Vice President and President, Global Human Health. His award is in recognition of his successful litigation strategy, strong performance in obtaining and maintaining patent and marketing exclusivity, legal support of licensing and acquisition opportunities, and managing operating expenses. In addition, his award also reflects the exceptional performance of Global Human Health across all financial and key product measures. Mr. Frazier’s demonstrated strong leadership in both his roles provided for seamless and successful transitions as he moved from one leadership position to another.

Mr. Anstice’s EIP award reflects his performance and contributions in leading and guiding the key strategic initiatives of the Company. In addition, Mr. Anstice also effectively served as interim head of Global Human Health and Banyu in 2007, which was above and beyond his appointed position as Executive Vice President, Strategy Initiatives. His interim leadership provided a new vision for the organizations and enabled them to continue to make significant progress toward their business objectives.

The table below shows the 2007 annual cash awards calculated under the current methodology.

			Actuals
Named Executive Officer	Annual Base Salary (as of 12/31/07) (1)	Target Annual Cash Award (%)(2)	Co. $	Indiv. $	MLS Adj. $	Total $
R. Clark	$1,700,004	140%	$2,320,743	$1,428,003	$562,312	$4,311,059
P. Kellogg	832,008	95%	$294,199	$90,514	$57,707	$442,420
J. Lewent (retired in 2007)	859,800	NA	NA	NA	NA	NA
P. Kim	1,000,008	100%/105%	$928,012	$285,513	$182,029	$1,395,554
K. Frazier	980,004	95%/105%	$856,422	$395,231	$375,496	$1,627,150
D. Anstice	710,808	95%	$658,453	$405,161	0	$1,063,614

(1)	For EIP purposes, Mr. Kellogg’s Annual Base Salary was prorated to $317,591 to reflect his hire date of 8/14/07. Dr. Kim’s base salary was prorated to $930,876 to reflect time at his current and prior salaries in 2007. Mr. Frazier’s salary was prorated to $881,535 to reflect time at his current and prior salaries in 2007.

(2)	Dr. Kim and Mr. Frazier’s target percentage was increased on 8/1/07. EIP target calculation reflects time at their current and prior EIP targets in 2007.

The Company intends that executive officer compensation be fully deductible for federal income tax purposes, taking into account Section 162(m), provided that other compensation objectives are met. The Company believes annual cash awards paid to executive officers under the stockholder-approved EIP generally are deductible for federal income tax purposes because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Annual Cash awards are included in determining an employee’s retirement benefits in the year paid whether or not deferred into the Deferral Program (as more fully described under Nonqualified Deferred Compensation beginning on page 51).

Special Bonus Awards

As a new hire in 2007, Peter Kellogg was provided with a sign-on bonus of $150,000. This bonus was part of the offer made to attract Mr. Kellogg, and offset any financial out-of-pocket personal costs related to his departure at Biogen Idec as Executive Vice President, Finance and Chief Financial Officer and transition to Merck.

On February 20, 2007, Ms. Lewent announced her intention to retire in July 2007. As an incentive to extend her employment beyond July 2007 so that she could assist with the Company’s close of the second quarter 2007 and transition to a new Chief Financial Officer, Mr. Clark agreed to recommend that the Committee approve a bonus of at least $1 million, subject to the Company meeting its minimum performance goals for the annual cash award described above. This cash bonus was paid in lieu of an EIP award.

Long-Term Incentives

Long-term incentive (“LTI”) grants to executive officers are based on job responsibilities and potential for individual contribution, with reference to the levels of total direct compensation (total cash compensation plus the value of LTI) of executives at the Peer Companies. When grants are made, the Committee also considers previous LTI grants. As with the determination of base salaries and annual cash awards, the Committee exercises judgment and discretion in view of the above criteria and its general policies. While LTI grants are made with reference to total direct compensation of executives at the Peer Companies, they are not intended to achieve a precise percentile in any given year. Rather, the Committee generally compares LTI grants for Company senior officers, including the Named Executive Officers, to their peers outside of the Company based on the Committee’s view of what is required to attract, retain and motivate our top executives over the long term.

The Company provides non-qualified stock options, performance share units (“PSUs”) and/or restricted stock units (“RSUs”) to certain employees, including the Named Executive Officers. The combination of stock-based incentives is intended to benefit employees and stockholders by focusing the Company’s senior officers on the long-term goals of achieving Merck’s mission while enabling the Company to better attract and retain top talent in a marketplace where such incentives are prevalent. PSUs closely align senior management with the Company’s achievement of longer-term financial objectives that enhance stockholder value.

To provide financial flexibility for executives and still align multi-year Merck stock performance with senior management rewards, the Company allows executives to choose how they will receive 30% of their annual LTI grants. The Named Executive Officers except the CEO were offered a choice between (a) 70% stock options/30% PSUs or (b) 40% stock options/30% RSUs/30% PSUs with a 4-for-1 “exchange ratio” between options and share units.

Long Term Incentive Guidelines

Each executive level has a unique target grant, with the most senior executives who have more impact on the Company having the largest target and less senior executives having lower target grants (as shown below). In determining how much of the target grant will actually be made, the Committee and, in the case of Mr. Clark, the full Board of Directors (other than Mr. Clark) exercises discretion after considering criteria primarily related to market data, as well as other factors including the executives’ future potential contributions, sustained performance, and special considerations. Long Term Incentive grants have no effect on the amount of an employee’s retirement or other benefits (although RSUs and PSUs may be deferred into the Deferral Program). The Named Executive Officer target annual LTI levels and actual grants in 2007 (excluding Leader Share grants of RSUs described below) are shown in the following table:

	Annual LTI Grant(1)
NEO	Target	Actual
Mr. Clark	600,000	800,000	(2)
Mr. Kellogg	156,000	None	(3)
Ms. Lewent	156,000	105,000	(4)
Dr. Kim	240,000	288,000
Mr. Frazier	156,000	187,200	(5)
Mr. Anstice	156,000	150,000

(1)	Denominated in stock options.

(2)	After reviewing information concerning Mr. Clark’s compensation relative to market data for CEOs of peer pharmaceutical companies, the Board of Directors approved an annual LTI grant of 800,000.

(3)	Mr. Kellogg joined Merck after the 2007 annual grant was made. As part of his offer to commence employment, Mr. Clark recommended, and the Committee granted, 175,000 stock options and 80,000 RSUs as described below in an amount designed to ensure Mr. Kellogg would accept the offer and encourage him to remain with the Company.

(4)	Ms. Lewent retired in August 2007.

(5)	During 2007, Mr. Frazier was appointed Executive Vice President and President, Global Human Health. In recognition of the greater impact of that position as compared to his former position leading the Office of General Counsel, the Committee also granted Mr. Frazier 60,000 stock options and 25,000 RSUs to recognize his increasing responsibilities and to maintain the same level of retention.

In February 2008, the Committee recommended, and the Board approved, an increase in Mr. Clark’s target LTI grant from 600,000 to 1,230,000. The increase was intended to position Mr. Clark’s total direct compensation slightly above the median and to maintain a competitive pay mix between base, bonus and LTI. His target LTI increase is the long-term performance-based component of his pay. The overall positioning is slightly above median based on Mr. Clark’s success and contribution in his role to date, the Company’s improved performance and his relatively low position compared to his peer group CEOs over the past few years.

•	Stock Options

Stock options enable executives to share in the financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of a stock option grant is set at the fair market value on the grant date. Under the stockholder-approved Incentive Stock Plan, the Company may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options (except in the case of a stock split or other similar event). The Company does not grant stock options with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise stock options. The Company’s long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of the Company’s stock price. Stock options granted since 2002 are exercisable in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date.

Because a financial gain from stock options is only possible after the price of Merck common stock has increased, the Company believes grants encourage executives and other employees to focus on behaviors and initiatives that should lead to a sustained long-term increase in the price of Merck common stock, which benefits all Merck stockholders.

Pursuant to his offer letter, Mr. Kellogg received options to purchase 175,000 shares of Merck common stock in the November quarterly cycle. Subject to its terms, this stock option grant will vest in equal installments on the first, second, third, fourth, and fifth anniversaries of the grant date and expire on the day before the tenth anniversary of the grant date. However,

•	If the Company terminates his employment for “gross misconduct” (as defined below), all options, both vested and unvested, expire immediately.

•

If his employment terminates for reasons other than his voluntary termination or termination by Merck for gross misconduct, all unvested installments under this grant will vest immediately on the last day of employment, and will become exercisable according to their original schedule and remain exercisable until the day before the tenth anniversary of their grant.

•

“Gross misconduct” means: unauthorized disclosure of information known to be proprietary or confidential; embezzlement, theft or other misappropriation of Company assets; falsification of records or reports; deliberate or reckless action that causes actual or potential injury or loss to the Company or employees of the Company; failure to carry out assigned duties after notice in writing that such failure, if not corrected, will result in termination of employment; or an illegal act on Company property or in representing the Company.

No Backdating or Spring Loading:    Merck does not backdate options or grant options retroactively. In addition, we do not intentionally coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Merck’s options are granted at fair market value on a fixed date or event (such as the first business day of the quarter following a new employee’s start date), with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of the Compensation and Benefits Committee. The Company’s general practice is to grant options only on the annual grant date and on a specified date each quarter, although there are occasions when grants have been made on other dates.

Fair market value is determined as the closing price on the grant date. In order to ensure that its exercise price fairly reflects all material information—without regard to whether the information seems positive or negative—every grant of options is contingent upon a determination by the Company’s General Counsel that the Company is not in possession of material undisclosed information. If the Company is in possession of such information, grants are suspended until the day after a full trading day following public dissemination of the information. (In 2007 and prior years, grants were suspended until the second day after public dissemination of the information.) In certain countries outside the United States, a higher, but not lower, grant price may be used to satisfy provisions of local applicable law.

•	Phantom Units

Performance Share Units (“PSUs”) and Restricted Stock Units (“RSUs”) grants provide for the payout of shares of Merck Common Stock, generally in three years, if the recipient has met certain continued service requirements.

PSUs

PSU payouts are contingent on the Company’s performance against a pre-set objective or set of objectives. The performance period for all PSUs granted through December 31, 2007 is three years. The payout range is a number of shares equal to 0 percent to 200 percent of the number of target shares covered by the PSU grant. Payouts generally depend on earnings per share (“EPS”) growth compared to other leading healthcare companies (“LHC”) over the three-year award period. No dividends or dividend equivalents are paid during or after the award period. Through 2007, the Company made four PSU grants—in 2004, 2005, 2006 and 2007.

For the 2007 PSU grant, EPS growth will be calculated (on a percentage basis) and a rank will be determined for Merck and each of the LHC including Amgen, AstraZeneca, Bristol-Myers Squibb, Eli Lilly, GlaxoSmithKline, Johnson & Johnson, Novartis, Pfizer, Sanofi-Aventis, Schering-Plough and Wyeth (the “PSU Peers”). At the end of the performance period, the three annual ranks will be averaged for each company and arranged from high to low. Merck’s final rank will be determined by its three-year average rank position within the PSU Peers. The payout will then be determined according to the following table.

Final Rank	1	2	3	4	5	6	7	8	9	10	11	12
Payout	200%	180%	160%	140%	120%	100%	80%	60%	40%	0%	0%	0%

The 2004 PSU grant did not pay out at the end of the three-year performance period. The 2005 PSU grant paid out at 120% of target.

For grants made in 2008, the Committee changed the PSU performance measures. As compared to the prior PSU measures, the revised performance measures

•	Support the Company’s Plan to Win 2010 deliverables;

•	Depend on measures that executives can influence;

•	Are directly linked to measurable performance; and

•	Provide a reasonable probability of target payout with challenging stretch targets to ensure the program is credible and has perceived value.

The Committee believes the revised measures will further motivate executives to achieve the Company’s financial goals, address key retention issues, focus executive efforts and balance short-term decision making to achieve annual results with the longer-term three-year performance objectives in mind.

Starting with 2008 grants, PSU awards will be made under a four-step process that spans the three-year performance cycle:

Step 1:	Early in the first year, the Committee will grant eligible executives target PSU Awards. One third of the target is an annual tranche.

Step 2:	Early each year of the performance cycle, the Committee will set EPS goals by adopting a schedule relating EPS minimum, target and stretch goals (and interim points) applicable to that annual tranche. The schedule will relate a 50 percent payout accumulation of the annual tranche for minimum EPS achievement, 100 percent for target, and 200 percent for attaining the stretch goals.

Step 3:	After the end of the third year, the results of the three annual tranches as determined in Step 2 will be aggregated to determine a preliminary award.

Step 4:

For grants made in 2008 and 2009, the result from Step 3 will then be increased or decreased according to the five-year EPS compound annual growth rate (“EPS CAGR”) between 2005 and 2010 based on the Company’s Plan to Win deliverables. The modification of the Step 3 preliminary award will range from an overall decrease of 20% or increase of 20% for achievement of zero percent (or less) EPS CAGR or 20 percent (or more) EPS CAGR, respectively. For grants made after 2009, the Committee intends to increase or decrease the result from Step 3 by 20% based on the Company’s three-year total shareholder return ranking (difference in share price plus dividends, if any) as compared to the PSU Peers as in effect at that time.

The table below shows the payout schedule described in Step 2 for grants made in 2008. Interim points of EPS achievement between stretch, target and minimum goals are interpolated

	Stretch Goal	Target	Minimum
EPS:	$3.500 or more	$3.330	$3.250
Payout:	200%	100%	50%

The Committee may adopt different performance measures for PSU grants from time to time, as it deems appropriate at the time of each grant. Additional information regarding PSUs is provided under Grants of Plan-Based Awards beginning on page 41 and Outstanding Equity Awards beginning on page 43.

Payouts, if any, of all PSUs granted in 2007 to executive officers under the stockholder-approved Incentive Stock Plan are expected to be fully deductible for federal income tax purposes because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

RSUs

As part of the 2007 annual Long Term Incentive grant process, executives and certain other management employees could elect to receive one RSU in lieu of receiving four options for a portion of their annual grant (if any). The election is made before the amount of any person’s Long Term Incentive grant is determined.

The Company also grants RSUs to employees under special circumstances outside of the annual Long Term Incentive process. Grants under the Leader Shares program are made from time to time to a very limited employee population in connection with talent management objectives, giving particular attention to employees’ leadership potential and potential future contributions in achieving critical business goals and objectives. For example, on the same day as the annual grant, Dr. Kim and Mr. Frazier were granted 16,000 and 14,000 Leader Shares, respectively. All Leader Share grants vest in their entirety three years after grant date (earlier in the case of a retirement; earlier and pro rata for a separation).

The Company may also grant RSUs, as deemed appropriate, in new-hire situations. As part of his employment offer, Mr. Kellogg was granted 80,000 RSUs in early November. Subject to their terms, half will vest on each of the third and sixth anniversaries of the grant dates. However, the RSUs also will vest immediately on the last day of employment if employment terminates for reasons other than his voluntary termination or termination by Merck for gross misconduct but will continue to be payable on the third and sixth anniversary of their grant. RSUs terminate immediately if employment terminates for Mr. Kellogg’s voluntary termination or termination by Merck for gross misconduct.

Dividend equivalents are paid on RSUs.

RSUs and dividend equivalents generally do not qualify as performance based compensation under Section 162(m) of the Internal Revenue Code, and so may not be deductible to the extent that when they vest (or are paid in the case of dividend equivalents), their value when aggregated with a Named Executive Officer’s other aggregate compensation which is subject to Section 162(m) exceeds $1 million, and the executive does not defer the excess under the Merck & Co., Inc. Deferral Program.

LTI Scheduled Grant Dates

Grants were made to the Named Executive Officers as part of an annual process that encompasses planning for all eligible Company employees globally, though not all receive grants. In 2007—and consistent with the process in place for every year since 2000—annual grants of options described in the Summary Compensation Table were made by the Compensation and Benefits Committee to the Named Executive Officers as of the first Friday following the Board’s meeting on the last Tuesday in February. The Company also plans to make quarterly grants, on a selective basis, on the first business day of February, May, August and November. In 2007, the General Counsel determined the Company was in possession of material information on the date scheduled for November grants, so they were delayed until November 13, 2007. Stock options were granted to Named Executive Officers in 2007 only in accordance with these guidelines.

Stock Ownership Guidelines

In addition to aligning interests between employees and shareholders through potential stock ownership, the CEO and other senior management globally are expected to acquire and hold Merck Common Stock in an amount representing a multiple of base salary. There are four tiers within senior management globally covered by the guidelines, but the Named Executive Officers are all part of the first or second tier. The granting of stock options, PSUs, and RSUs are intended to help these executives satisfy the ownership guidelines. Until the designated multiple of base salary is reached, executives are expected to retain in Merck stock a percentage of the after-tax net proceeds associated with stock option exercises and/or PSU and RSU payouts.

Level	Base Salary Multiple	Retention %
CEO	10 times annual base salary	70%
Tier 2 (includes all other Named Executive Officers)	5 times annual base salary	60%

Derivatives Trading.    The Company grants stock-based incentives in order to align the interests of Merck’s employees with those of its stockholders. Accordingly, the Company strongly discourages executive officers from buying or selling derivative securities related to Merck common stock such as puts or calls on Merck

Common stock since such securities may diminish the alignment that the Company is trying to foster. Company-issued options are not transferable during the executive’s life, other than certain gifts to family members (or trusts, partnerships, etc. that benefit family members). PSUs and RSUs are not transferable while the executive is alive under any circumstances.

Return of Incentive Compensation by an Executive

In 2007, the Compensation and Benefits Committee adopted the following policies to address a circumstance in which incentive compensation has been provided to certain executives, including Named Executive Officers, based on financial results that may become the subject of a significant restatement. For performance year 2007 and thereafter, in the case of a significant restatement of financial results caused by executive fraud or willful misconduct, the Board will

•	Review the annual bonus compensation received by executives with respect to the performance period which occurred during the restatement period;

•	Recalculate the Company’s results for any performance period with respect to PSUs that included a performance period which occurred during the restatement period; and

•	Seek reimbursement from the executive(s) whose fraud or willful misconduct was a cause of the restatement of that portion of

•	the annual bonus that was based on the erroneous financial results and received by the executive within 18 months of the restatement; and

•	the payout of the PSU that was based on the erroneous financial results and received by the executive within 18 months of the restatement.

For these policies, “executives” means executive officers as defined under the Securities Exchange Act of 1934, as amended, and includes the Named Executive Officers.

The Audit Committee of the Board will determine whether a financial restatement is significant and will make an initial determination of the cause of the restatement. If the Audit Committee determines that fraud or willful misconduct may have been a factor causing the restatement, the Audit Committee will appoint an independent investigator whose decision will be final and binding to determine if an executive’s fraud or willful misconduct was a cause of the restatement. These policies do not apply to restatements that the Audit Committee determines are

•	Required or permitted under generally accepted accounting principles (“GAAP”) in connection with the adoption or implementation of a new accounting standard; or

•	Caused by the Company’s decision to change its accounting practice as permitted under GAAP.

For years before 2007, the Board will apply the above policies to the extent permitted by applicable law.

Benefits

As salaried, U.S.-based employees, the Named Executive Officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain its workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that the Company has a productive and focused workforce. Pension and savings plans help employees, especially long-service employees, save and prepare financially for retirement.

Merck’s qualified 401(k) Plan allows highly compensated employees, including the Named Executive Officers, to contribute up to 15 percent of their base salary, up to the limits imposed by the Internal Revenue Code—$230,000 for 2008—on a pre- or after-tax basis. The Company provides a 75 percent match on the first 6 percent of employee contributions, which vests immediately. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, plus a Company stock fund. The 401(k) Plan is designed to provide for distributions in a lump sum or up to 10 installments after termination of service. However, loans—and in-service distributions under certain circumstances such as a hardship, attainment of age 59 1/2 or a disability—are permitted. Named Executive Officers and other senior level executives also may defer annual cash awards, base salary, PSUs and RSUs into the Merck Deferral Program described under Nonqualified Deferred Compensation beginning on page 51. All amounts in the Deferral Program represent employee contributions and earnings—the Company does not make its own contributions, such as matching or profit sharing amounts.

The pension plans are more fully described under Retirement Plan Benefits beginning on page 48. The Supplemental Retirement Plan (“SRP”) provides benefits that would be provided under the Retirement Plan for the Salaried Employees of Merck & Co., Inc. (the “Qualified Retirement Plan”) but for the limits imposed on similar plans by the Internal Revenue Code. In addition, the SRP—rather than the Qualified Retirement Plan—includes in Final Average Compensation (one of the factors for the amount of benefit) compensation that is deferred into the Merck Deferral Program. The SRP provides a $50,000 minimum benefit to certain employees subject to mandatory retirement, but no Named Executive Officer is expected to benefit from that minimum. The only other difference between the Qualified Plan and the SRP is that additional credited service was provided for certain employees subject to mandatory retirement, a feature which was deleted for future accruals, effective in 1995. Mr. Frazier is the only Named Executive Officer who might benefit from this legacy provision.

Perquisites

Merck’s Named Executive Officers, along with other senior management employees, are provided a limited number of perquisites whose primary purpose is the Company’s desire to minimize distractions from the executives’ attention to important Merck initiatives. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees. Amounts payable as perquisites are not included in determining an employee’s retirement benefits (as more fully described under Retirement Plan Benefits beginning on page 48).

The Company provides the following, all of which are quantified in the Summary Compensation Table on page 39.

•

Reimbursement for financial counseling and tax preparation. The value is taxable to executives, and is limited to $12,500 for the first year of participation and $10,000 per year thereafter. This perquisite is intended to encourage executives to engage knowledgeable experts to assist with financial and tax planning.

•

Limited personal use of Company aircraft if approved by the Chief Executive Officer. The Company believes that this benefit provides better security for executives and allows executives to devote additional time to Merck business.

•	An executive’s spouse may accompany the executive, in which case the spouse’s personal use of the aircraft is considered a personal benefit to the executive.

•	When Company aircraft is used, the amount of personal use is based on the aggregate incremental per-hour cost to the Company based on the flight time flown from origination to destination.

•	When an aircraft is leased, the charge reflects the cost to charter the aircraft.

•	This benefit generally is taxable to the executives.

•	Limited personal use of Company limousine services. The Company believes that this benefit provides better security and allows executives to devote additional time to Merck business.

•	An executive’s spouse may accompany an executive, in which case the spouse’s personal use is considered a personal benefit to the executive.

•	The value is based on either

•	The recipient’s cost if equivalent assets were used independent of the Company or

•	An allocation based on the value of the car, the value of the gasoline used, and the value of the chauffeur’s time.

•	This benefit generally is taxable to the executives.

•

Reimbursement for security alarm monitoring systems for selected executives, including Mr. Clark, Mr. Frazier and Dr. Kim. Providing this benefit allows the Company to ensure that its executives have appropriate safety measures. This benefit generally is taxable to the executives other than the CEO.

In addition, Mr. Kellogg will be reimbursed, in accordance with Merck’s Relocation Policy, certain reasonable expenses associated with his relocation to corporate headquarters upon joining the Company. Mr. Kellogg has been reimbursed $42,690 through December 31, 2007 for expenses related to temporary lodging, relocation allowance and tax gross-up.

The Company does not provide the Named Executive Officers with other perquisites such as split-dollar life insurance, reimbursement for legal counseling for personal matters, or tax reimbursement payments. The Company does not provide loans to executive officers. It does provide other employees with relocation loans in certain circumstances.

Separation, Change in Control and Other Arrangements

The Named Executive Officers are eligible for the benefits and payments if employment terminates in a Separation or if there is a Change in Control, as described under Potential Payments on Termination or Change in Control beginning on page 53, or under some circumstances pursuant to individual agreements described beginning on page 57. All fit into Merck’s overall compensation structure by enhancing the Company’s ability to attract, retain and motivate the highly talented individuals to lead the Company in achieving its mission while upholding our values in a highly competitive marketplace.

•

The Separation Benefits Plan also provides benefits to ease an employee’s transition due to an unexpected employment termination by the Company due to on-going changes in the Company’s employment needs.

•	The Change in Control Separation Benefits Plan encourages employees to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.

•

Individually designed agreements fill in gaps for individual issues that are recognized by the Company in attracting, retaining or eliminating employees who face special circumstances, and generally are represented by counsel.

The primary focus of all of the foregoing is generally on termination of employment. As such, their value arises in the context of an imminent termination of employment. They do not generally enhance an employee’s current income, and therefore are independent of the direct compensation decisions made by the Committee from year to year.

Separation Benefits.    The Separation Benefits Program covers regular full- and part-time non-unionized U.S. employees whose employment is terminated by the Company due to reorganization or reduction in workforce (i.e., a “Separation”). Until 2006, the plan had covered all employee levels except the most senior executive level of the Company (including all Named Executive Officers). In 2006, the Company extended its Separation Benefits Program to those senior executives on the terms previously provided to certain other high-level management employees. The extension was intended to facilitate extensive reorganization efforts Merck is undertaking to ensure that it has the right personnel to guide it in the competitive marketplace in which it operates.

The Separation Benefits Program provides severance payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated employee to find another job. The payments and other benefits are provided because the Company considers a Separation to be a Company-initiated termination of employment that under different circumstances would not have occurred and which is beyond the control of a separated employee. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. The Company benefits by requiring a general release from separated employees. In addition, the Company may request non-compete and non-solicitation provisions in connection with individual separation agreements. Severance payments are not included in determining an employee’s retirement benefits (as more fully described under Retirement Plan Benefits beginning on page 48).

The Company considers it likely that it will take more time for higher-level employees to find new employment, and therefore senior management employees generally are paid severance for a longer period than other employees. The Separation Benefits Program also provides an amount measured by previous annual bonuses to recognize the separated employee’s efforts undertaken during the time he or she was employed by the Company. It also provides different levels of protection from a pension and health and welfare benefit perspective, taking into account a person’s age and service and also whether or not he or she is then eligible to retire. Additional payments may be permitted in some circumstances as a result of negotiations with executives, especially where the Company desires particular nondisparagement, cooperation with litigation, noncompetition and nonsolicitation terms. See Individual Agreements under the Potential Payments on Termination or Change in Control beginning on page 53 for additional information.

Change in Control.    The Board adopted the Change in Control Separation Benefits Plan in 2004. The Board adopted the plan as part of its ongoing, periodic review of the Company’s compensation and benefits programs and in recognition of the importance to the Company and its shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly designed change in control program protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through:

•	Incentives to remain with company despite uncertainties while a transaction is under consideration or pending;

•	Assurance of severance and benefits for terminated employees; and

•	Access to equity components of total compensation after a change in control.

Merck stock options, RSUs and PSUs generally vest upon a change in control, either in whole or in part (as fully described under Change in Control beginning on page 59). The remainder of benefits generally requires a change in control, followed by a termination of an executive’s employment.

The Company was guided by three principles in adopting the so-called “single” trigger treatment for equity vehicles and in determining the amount of the benefits on a Change in Control:

•

Be consistent with market practice among pharmaceutical peers (in 2004, at the time of plan adoption, they were Astra-Zeneca, Bristol-Myers Squibb, Eli Lilly, GlaxoSmithKline, Johnson & Johnson, Novartis, Pfizer, Roche Holding AG, Schering-Plough and Wyeth).

•	All but one of the Peer Companies had change in control protection and all provide for single trigger equity vesting.

•

Treatment of salary plus target bonus amounts, continued benefits for a three year period, and enhanced supplemental retirement benefits described above was consistent with all but one of the pharmaceutical peers and general industry (based on 350 large U.S. companies), for a company’s most senior executives. Lower multiples apply to less senior executives who are not discussed in the Summary Compensation Table.

•	Keep employees relatively whole for a reasonable period but avoid creating a “windfall.”

•	Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants.

•

Single trigger vesting provides employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction.

•

The Company that made the original equity grant will no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success.

•	Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

•

Limiting the amount of the multiple and benefits for employees who would mandatorily retire at age 65 was consistent with market practice for companies that have such policies, and avoids providing a windfall to the employees. Similarly, medical, dental and life insurance benefits are reduced by benefits obtained from a subsequent employer to prevent a windfall to employees.

•	Support the compelling business need to retain key employees during uncertain times.

•

A single trigger on equity vesting can be a powerful retention device during change in control discussions, especially for more senior executives where equity represents a significant portion of their total pay package.

•	A double trigger on equity provides no certainty of what will happen when the transaction closes.

Each of the Change in Control Plan benefits are intended to work together as a retention device during change in control discussions, especially for more senior executives, in a marketplace where similar benefits are common. As shown under Change in Control beginning on page 59, the Company will provide gross-ups for the Named Executive Officers from any taxes due under Section 4999 of the Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company determined that Section 4999 gross-up payments are appropriate for the Company’s most senior level executives.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee, comprised of independent directors, reviewed and discussed the above CD&A with the Company’s management. Based on the review and discussions, the Compensation and Benefits Committee recommended to the Company’s Board of Directors that the CD&A be included in these Proxy Materials.

Compensation and Benefits Committee

Anne M. Tatlock (Chairperson)

William B. Harrison, Jr.	Peter C. Wendell
William N. Kelley

The following table summarizes the total compensation that was paid or accrued for the Named Executive Officers for the fiscal years ended December 31, 2007 and 2006. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (reduced by the amount in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (h)).

Summary Compensation Table

for Fiscal Years Ended December 31, 2007 and 2006

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)(2)	Stock Awards ($) (e)(3)	Option Awards ($) (f)(4)	Non-Equity Incentive Plan Compensa- tion ($) (g)(5)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($) (h)(6)	All Other Compensa- tion ($) (i)(7)	Total ($) (j)
Richard T. Clark,	2007	$1,616,670	$-0-	$5,846,754	$2,946,722	$4,311,059	$4,860,602	$310,055	$19,891,862
Chairman, President and Chief Executive Officer	2006	1,183,334	-0-	2,359,616	2,425,584	1,800,000	2,257,670	210,536	10,236,740

Peter N. Kellogg,	2007	319,539	150,000	191,633	80,967	442,420	-0-	42,690	1,227,249
Executive Vice President and Chief Financial Officer	(8)

Judy C. Lewent,	2007	569,026	1,000,000	714,370	963,987	-0-	642,410	61,273	3,951,066
Executive Vice President and Chief Financial Officer *	2006	828,130	-0-	735,135	966,444	875,000	673,032	101,053	4,178,794

Peter S. Kim, Ph.D.,	2007	922,560	-0-	3,016,933	641,709	1,395,554	253,899	267,133	6,497,788
Executive Vice President and President, Merck Research Laboratories	2006	821,334	-0-	1,697,749	860,070	900,000	147,507	319,240	4,745,900

Kenneth C. Frazier,	2007	876,335	-0-	1,882,165	753,133	1,627,150	521,319	185,515	5,845,617
Executive Vice President and President, Global Human Health	(8)

David W. Anstice,	2007	707,358	-0-	807,816	1,043,928	1,063,614	1,105,380	28,848	4,756,944
Executive Vice President, Strategy Initiatives	2006	686,758	-0-	180,900	1,306,859	700,000	496,508	1,070,095	4,441,120

(1)	Amounts shown are actual base salary earnings and are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of salary into the Deferral Program.

(2)	Cash award paid to Mr. Kellogg reflects his new hire sign-on bonus. The cash bonus paid to Ms. Lewent was paid in lieu of an EIP award. Amounts paid under the Company’s Executive Incentive Plan are reported under the “Non-Equity Incentive Plan Compensation” column.

(3)	Represents the compensation costs of RSUs and PSUs for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the Named Executive Officer. See Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2007 (the “10-K”) for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for RSUs and PSUs is spread over the number of months of service required for the grant to become non-forfeitable. For retirement eligible grantees (Messrs. Clark and Anstice) the entire amount is expensed in the year of grant. In addition, ratable amounts expensed for grants that were granted in prior years are included—that is, amounts in respect of grants made in 2004, 2005 and 2006. There can be no assurance that the FAS 123R amounts will ever be realized.

(4)	Represents the compensation costs of stock options for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the Named Executive Officer. See Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for options is spread over the number of months of service required for the grant to become non-forfeitable. For retirement eligible grantees the entire amount is expensed in the year of grant. In addition, ratable amounts expensed for grants that were granted in prior years are included—that is, amounts in respect of grants made in 2004, 2005 and 2006. There can be no assurance that the FAS 123R amounts will ever be realized.

(5)	Represents amounts paid under the Company’s Executive Incentive Plan. Amounts shown are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of awards into the Merck Deferral Program.

(6)	Amounts shown are solely an estimate of the increase in actuarial present value of the Named Executive Officer’s age 62 accrued benefit under the Company’s retirement plans. Assumptions are further described under Retirement Plan Benefits on page 48. No amount is payable from the plans before a participant attains age 55 (except in the case of a disability retirement). There can be no assurance that the amounts shown will ever be realized by the Named Executive Officers.

The “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column also reports the amount of above market earnings on compensation that is deferred outside of tax-qualified plans such as the 401(k) Plan. No amount is reported because above market rates are not possible under the Deferral Program, the only such plan at Merck.

(7)	See All Other Compensation chart below for amounts, which include perquisites, dividend equivalents and Company match on employee contributions to the Employee Savings and Security Plan, the Company’s 401(k) plan.

(8)	Was not a Named Executive Officer during 2006.

*	Ms. Lewent served as Executive Vice President and Chief Financial Officer of the Company until August 14, 2007.

All Other Compensation—2007 and 2006

NEO	Year	Financial Counsel. & Tax Prep.	Aircraft	Commut -ing	Security Alarm Monitoring System	Relo- cation Expenses		Forgiven Interest on Loan	Forgiven Loan	Dividend Equiva- lents (1)	Accrued Severance		Savings Plan Company Match	TOTAL
R. T. Clark	2007	$0	$1,128	$18,686	$51,024	$0		$0	$0	$229,092	$0		$10,125	$310,055
	2006	0	30,878	16,055	373	0		0	0	153,330	0		9,900	210,536

P. N. Kellogg (2)	2007	$0	0	0	0	42,690	(4)	0	0	0	0		0	42,690

J. C. Lewent	2007	$0	2,519	6,474	1,147	0		0	0	41,008	0		10,125	61,273
	2006	0	27,283	10,994	1,417	0		0	0	51,459	0		9,900	101,053

P. S. Kim	2007	10,000	3,262	10,755	0	0		0	0	232,991	0		10,125	267,133
	2006	10,000	12,490	2,812	0	0		2,000	75,000	207,038	0		9,900	319,240

K. C. Frazier (2)	2007	10,000	694	12,532	0	0		0	0	152,164	0		10,125	185,515

D. W. Anstice	2007	10,000	338	4,110	0	0		0	0	4,275	0		10,125	28,848
	2006	10,000	257	2,701	0	0		0	0	17,100	1,030,137	(3)	9,900	1,070,095

(1)	Dividend equivalents paid on RSUs that have not vested.

(2)	Was not a Named Executive Officer in 2006.

(3)	Amount represents severance the Company accrued in 2006 due to the agreement described under Potential Payments on Termination or Change in Control beginning on page 53.

(4)	Amount includes expenses related to temporary lodging ($15,898), relocation allowance ($15,500) and tax gross-up ($11,292).

The following table provides information on stock options, restricted stock units and performance share units granted in 2007 to each of the Company’s Named Executive Officers. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The amount of these awards that were expensed in 2007 is shown in the Summary Compensation Table on page 39.

Grants of Plan-Based Awards

for Fiscal Year Ended

December 31, 2007

Name (a)	Grant Date (b)	Board approval date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($) (d)		Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#) (h)		All Other Option Awards: Number of Securities Under- lying Options (#) (i)		Exercise or Base Price of Option Awards ($/Sh) (j)		Grant Date Fair Value of Stock and Option Awards ($) (k)

					Threshold (#) (e)		Target (#) (f)		Maximum (#) (g)
Richard T. Clark	3/2/07	2/27/07			24,000	(1)	60,000	(1)	120,000	(1)							$2,651,400	(1)
	3/2/07	2/27/07									60,000	(2)					2,651,400	(2)
	3/2/07	2/27/07											320,000	(3)	$44.19	(3)	2,924,800	(3)
			$2,380,006	(4)

Peter N. Kellogg	11/13/07	10/23/07			-0-	(1)	-0-	(1)	-0-	(1)							0
	11/13/07	10/23/07									80,000	(2)					4,599,200	(2)
	11/13/07	10/23/07											175,000	(3)	57.49	(3)	2,429,000	(3)
			790,408	(4)

Judy C. Lewent	3/2/07	2/27/07			-0-	(1)	-0-	(1)	-0-	(1)							0
	3/2/07	2/27/07									-0-						0
	3/2/07	2/27/07											105,000	(3)	44.19	(3)	959,700	(3)
			NA	(4)

Peter S. Kim	3/2/07	2/27/07			8,640	(1)	21,600	(1)	43,200	(1)							954,504	(1)
	3/2/07	2/27/07									21,600	(2)					954,504	(2)
	3/2/07	2/27/07									16,000	(5)					707,040	(5)
	3/2/07	2/27/07											115,200	(3)	44.19	(3)	1,052,928	(3)
			1,050,008	(4)

Kenneth C. Frazier	3/2/07	2/27/07			5,616	(1)	14,040	(1)	28,080	(1)							620,428	(1)
	3/2/07	2/27/07									14,000	(5)					618,660	(5)
	8/1/07	7/24/07									25,000	(5)					1,275,500	(5)
	3/2/07	2/27/07											131,040	(3)	44.19	(3)	1,197,706	(3)
	8/1/07	7/24/07											60,000	(3)	51.02	(3)	753,000	(3)
			1,029,004	(4)

David W. Anstice	3/2/07	2/27/07			4,500	(1)	11,250	(1)	22,500	(1)							497,138	(1)
	3/2/07	2/27/07											105,000	(3)	44.19	(3)	959,700	(3)
			675,268	(4)

(1)

Performance Share Units are phantom shares of Merck Common Stock that vest over time in an amount depending on performance criteria. The amount of actual shares of Merck Common Stock that will be payable for the 2007 grants depends on the Company’s earnings per share (“EPS”) growth compared to 11 other leading healthcare peer companies over a three-year period. The Company granted target awards to eligible executives for the award period beginning January 1, 2007. During each year of the award period, EPS growth will be calculated for the Company and each peer company. The companies will then be ranked by EPS growth, from one (highest) to 12. After the end of the award period, the rank of each company will be averaged for the three years, and that result will again be ranked from one to 12 to determine the final rank. The Company’s final rank is associated with a predetermined percentage to be applied to the target award (column (f)). If the Company’s final rank is 1, Maximum (column (g))—equal to 200 percent of Target—will be paid. If the Company’s final rank is 6, Target will be paid. If the Company’s final rank is 9, the threshold amount (column (e)), or 40% of Target, will be paid. No amount will be paid if the Company’s final rank is lower than nine. Change in control protections are described under Change in Control beginning on page 59. Column (k) shows the grant date FAS 123R value for the PSUs. See Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values.

PSUs held by a retirement-eligible participant (Messrs. Clark and Anstice) are forfeited if retirement occurs within six months of grant, but otherwise a pro-rata portion—based on the number of completed months of service during the award period—will be payable at the same time as active grantees are paid. If a grantee dies, a pro-rata portion of Target is payable to the estate soon after the grantee dies. If a grantee’s employment is terminated by the Company due to elimination of the grantee’s job, or the sale of his or her subsidiary, division or joint venture (a “Separation”), a pro-rata portion of the grant is distributable at the same time as active grantees, and the remainder is forfeited. If a grantee’s employment is terminated due to gross misconduct, the entire award is forfeited.

All PSUs have a grant date per-PSU FAS 123R value of $44.19. There can be no assurance that any amount will be paid in respect of PSUs.

(2)	Restricted stock units are phantom shares of Merck Common Stock that vest and are payable as shares of Merck Common Stock after the Restricted Period—i.e. between grant and the third anniversary of their grant (or a change in control of the Company, if earlier). Dividend equivalents are paid during the Restricted Period.

RSUs held by a retirement-eligible participant are forfeited if retirement occurs within six months of grant, but otherwise will be payable as if employment had continued. If a grantee dies during the Restricted Period, a pro rata portion is distributed to his or her estate. If a grantee’s employment is terminated by the Company in a Separation (as described in (1) above), a pro-rata portion of the grant is distributable soon after the separation date, and the remainder is forfeited. If a grantee’s employment is terminated due to gross misconduct, the entire award is forfeited. Column (k) shows the grant date FAS 123R value for the RSUs. The per-RSU FAS 123R value was $44.19 for all RSUs other than Mr. Kellogg’s grant, which was $57.49 per RSU. Mr. Kellogg received a grant of RSUs under terms of his employment agreement. 50% of the RSUs vest in three years and 50% vest in six years. See Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values. There can be no assurance that the value on distribution will equal the FAS 123R value.

(3)	Options allow the grantee to purchase a share of Merck Common Stock for the fair market value of a share of Merck Common Stock on the grant date. Options generally become exercisable in equal installments on the first, second and third anniversaries of the grant date. Mr. Kellogg received a stock option grant under terms of his employment agreement. The option becomes exercisable in equal installments on the first, second, third, fourth and fifth anniversaries of the grant date. Certain executives, including those named above, may transfer options to immediate family members, family partnerships and family trusts.

Options held by retirement-eligible participants who retire continue as if employment had continued. The options of grantees who die vest in their entirety and expire on the earlier of the day before the third anniversary of death, or the original expiration date. If a grantee’s employment is terminated by the Company in a Separation (as described in (1) above), all options vest immediately and expire the day before the second anniversary of the separation date. If a grantee’s employment is terminated due to gross misconduct, the entire award is forfeited. For other employment terminations, options that are then vested expire within three months of termination and unvested options expire immediately.

The exercise price of all options granted in 2007 equals the closing price of Merck Common Stock as traded on New York Stock Exchange on the grant date.

Column (k) represents the aggregate FAS 123R values of options granted during the year. The per-option FAS 123R grant date value was $9.14 each for all options other than Mr. Kellogg’s, which was $13.88 per option. See Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FAS 123R value.

(4)	Amounts represent target awards under the Executive Incentive Plan, which equal a specified percentage of base salary as in effect on December 31 of the year before payment is made. Ms. Lewent is no longer employed and therefore does not have a target EIP award.

(5)	Dr. Kim and Mr. Frazier each received Leader Share Grants of RSUs, the terms and FAS 123R values of which are identical to the RSUs described above in footnote (2), except that service must continue for at least a year (rather than six months) in the case of a retiree. Dr. Kim and Mr. Frazier are not retirement eligible.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs and PSUs held by the Company’s Named Executive Officers on December 31, 2007.

Outstanding Equity Awards

at Fiscal Year Ended

December 31, 2007

	Option Awards								Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Richard T. Clark	84,399	(1)					$60.63	02/23/08
	73,849	(1)					76.84	02/22/09
	89,674	(1)					62.09	02/21/10
	89,674	(2)					75.76	03/01/11
	105,499	(3)					58.91	02/29/12
	105,499	(3)					49.96	02/27/13
	51,250	(3)					48.24	02/26/14
	28,332	(3)	14,168				31.84	02/24/15
	83,332	(3)	41,668				34.70	05/04/15
	80,000	(3)	160,000				35.09	03/02/16
			320,000	(3)*			44.19	03/01/17
											7,083	(4)	$411,593
											29,000	(5)	1,685,190
											22,500	(6)	1,307,475
											45,000	(7)	2,614,950
											60,000	(8)*	3,486,600
											90,000	(9)	5,229,900
											120,000	(10)*	6,973,200

Peter N. Kellogg					175,000	(14)*	$57.49	11/12/17
											80,000	(15)*	$4,648,800

Judy C. Lewent	147,699	(1)					$60.63	02/23/08
	168,798	(1)					76.84	02/22/09
	137,149	(1)					62.09	02/21/10
	158,249	(2)					75.76	03/01/11
	158,249	(3)					58.91	02/29/12
	137,149	(3)					49.96	02/27/13
	77,500	(3)					48.24	02/26/14
	50,000	(3)	25,000				31.84	02/24/15
	20,000	(3)	40,000				35.09	03/02/16
			105,000	(3)*			44.19	03/01/17
											12,500	(4)	$726,375
											11,250	(7)	653,738
											12,500	(9)	726,375

	Option Awards								Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Peter S. Kim	131,874	(2)					$75.76	03/01/11
	137,149	(3)					58.91	02/29/12
	210,998	(3)					49.96	02/27/13
	100,000	(3)					48.24	02/26/14
	66,666	(3)			33,334		31.84	02/24/15
	32,000	(3)			64,000		35.09	03/02/16
					115,200	(3)*	44.19	03/01/17
											16,667	(4)	$968,519
											50,000	(5)	2,905,500
											18,000	(7)	1,045,980
											32,500	(11)	1,888,575
											21,600	(8)*	1,255,176
											16,000	(12)*	929,760
											36,000	(9)	2,091,960
											43,200	(10)*	2,510,352
Kenneth C. Frazier	63,299	(1)					$60.63	02/23/08
	31,650	(1)					59.01	07/27/08
	58,024	(1)					76.84	02/22/09
	89,674	(1)					62.09	02/21/10
	89,674	(2)					75.76	03/01/11
	94,949	(3)					58.91	02/29/12
	105,499	(3)					49.96	02/27/13
	45,000	(3)					48.24	02/26/14
	28,332	(3)			14,168		31.84	02/24/15
	37,333	(3)			74,667		35.09	03/02/16
					131,040	(3)*	44.19	03/01/17
					60,000	(3)*	51.02	07/31/17
											7,083	(4)	$411,593
											44,000	(5)	2,556,840
											27,400	(11)	1,592,214
											14,000	(12)*	813,540
											25,000	(13)*	1,452,750
											24,000	(9)	1,394,640
											28,080	(10)	1,631,728
David W. Anstice	147,699	(1)					$60.63	02/23/08
	137,149	(1)					76.84	02/22/09
	137,149	(1)					62.09	02/21/10
	158,249	(2)					75.76	03/01/11
	137,149	(3)					58.91	02/29/12
	137,149	(3)					49.96	02/27/13
	67,500	(3)					48.24	02/26/14
	75,000	(3)	37,500				31.84	02/24/15
	32,666	(3)	65,334				35.09	03/02/16
			105,000	(3)*			44.19	03/01/17
											21,000	(9)	$1,220,310
											22,500	(10)*	1,307,475

(1)	Options granted 2/24/1998, 7/28/98, 2/23/1999, and 2/22/2000 generally vest and become exercisable on the fifth anniversary of their grant and expire on the date shown in column (f), which is the day before the tenth anniversary of their grant. Options granted to employees who are eligible to retire (generally, at least age 55 with at least 10 years of credited service under the Company pension plan or pursuant to Company-initiated separation when the employee is at least 49 with at least nine years of credited service) vest upon attainment of eligibility to retire, become exercisable on the fifth anniversary of their grant and expire not later than five years after the grantee’s retirement date. The following employees became eligible to retire as noted: Mr. Clark on April 1, 2001; Ms. Lewent on February 1, 2004; and Mr. Anstice on August 1, 2003; Ms. Lewent retired on 8/31/07.

(2)	Options granted 3/02/2001 generally vest and become exercisable on the fifth anniversary of their grant and expire on the date shown in column (f), which is the day before the tenth anniversary of their grant. Options also vest upon attainment of eligibility to retire, in which case they become exercisable on the fifth anniversary of their grant and expire on the date shown in column (f).

(3)	Options granted 3/01/2002, 2/28/2003, 2/27/2004, 2/25/2005, 5/5/2005, 3/3/2006, 3/2/2007 and 8/1/2007 generally vest and become exercisable in equal installments (subject to rounding) on the first, second and third anniversary of their grants, and expire on the date shown in column (f), which is the day before the tenth anniversary of their grant. Options also vest upon attainment of eligibility to retire, in which case they become exercisable in equal installments (subject to rounding) on the first, second and third anniversary of their grants, and expire on the date shown in column (f).

(4)	Annual RSUs granted 2/25/2005 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, six months from their grant. Grants are payable on the third anniversary of their grant.

(5)	Leader Share RSUs granted 2/25/2005 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, the first anniversary of their grant. Grants are payable on the third anniversary of their grant.

(6)	Special RSUs granted 5/5/2005 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, six months from their grant. Grants are payable on the third anniversary of their grant.

(7)	Annual RSUs granted 3/03/2006 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, six months from their grant. Grants are payable on the third anniversary of their grant.

(8)	Annual RSUs granted 3/2/2007 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, six months from their grant. Grants are payable on the third anniversary of their grant.

(9)	Maximum (i.e., 200 percent of target) of performance share units granted during 2006 which generally vest 12/31/2008 and will be payable after final ranking which is expected to occur before third quarter, 2009.

(10)	Maximum (i.e., 200 percent of target) of performance share units granted during 2007 which generally vest 12/31/2009 and will be payable after final ranking which is expected to occur before third quarter, 2010.

(11)	Leader Share RSUs granted 3/3/2006 generally vest at the earlier of their grant or, for retirement eligible employees, the first anniversary of their grant. Grants are payable on the third anniversary of their grant.

(12)	Leader Share RSUs granted 3/2/2007 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, the first anniversary of their grant. Grants are payable on the third anniversary of their grant.

(13)	Leader Share RSUs granted 8/1/2007 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, the first anniversary of their grant. Grants are payable on the third anniversary of their grant.

(14)	Special option granted 11/13/2007 vests and becomes exercisable in five equal annual installments on the first, through fifth anniversaries of their grant, and expire on the date shown in column (f), which is the day before the tenth anniversary of their grant.

(15)	Special RSUs granted 11/13/2007 vest and are payable 50% on the third anniversary of grant and 50% on the sixth anniversary of grant.

*	Shows grants made in 2007 which are also reported in the Summary Compensation Table on page 39 and in the Grants of Plan-Based Awards Table on page 41.

The table below shows the number of shares of Merck common stock acquired during 2007 upon the exercise of options.

Option Exercises and Stock Vested

for Fiscal Year Ended December 31, 2007

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Richard T. Clark	42,200	$114,079	35,500 8,542	(1) (2)	$2,062,905 379,948	(1) (2)

Peter N. Kellogg	—	—	—		—

Judy C. Lewent	—	—	13,333 12,917	(1) (2)	774,781 574,548	(1) (2)

Peter S. Kim	—	—	20,000 31,667	(1) (2)(3)	1,162,200 1,413,198	(1) (2)(3)

Kenneth C. Frazier	—	—	8,500 19,500	(1) (2)	493,935 871,080	(1) (2)

David W. Anstice	—	—	15,000 11,250	(1) (2)	871,650 500,400	(1) (2)

(1)	Represents Performance Share Units granted in 2005 that vested on December 31, 2007. The numbers distributed were determined according to the relative performance of Merck’s Earnings Per Share against leading healthcare companies. For the 2005 performance year, Merck’s ranking was determined against 2005 expected earnings per share and other companies’ rankings were based on relative earnings per share growth; for 2006 and 2007 award cycles, all rankings depended upon relative earnings per share growth. The final payout equaled 120% of target.

(2)	RSU awards granted in 2004 that vested in 2007.

(3)	Amounts include 16,667 shares at a value of $741,348 that were deferred into the Merck Deferral Program.

Equity Compensation Plan Information

The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of the close of business on December 31, 2007. The table does not include information about tax qualified plans such as the Merck & Co., Inc. Employee Savings and Security Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	242,047,383	(2)	$53.60	149,753,161
Equity compensation plans not approved by security holders (3)	—		—	—
Total	242,047,383		$53.60	149,753,161

(1)	Includes options to purchase shares of Company Common Stock and other rights under the following stockholder-approved plans: the 1996 Incentive Stock Plan, the 2001 Incentive Stock Plan, the 2004 Incentive Stock Plan, the 2007 Incentive Stock Plan, the 1996 Non-Employee Directors Stock Option Plan, the 2001 Non-Employee Directors Stock Option Plan and the 2006 Non-Employee Directors Stock Option Plan.

(2)	Excludes approximately 5,423,259 shares of restricted stock units and 2,813,690 performance share units (assuming maximum payouts) under the 2004 and 2007 Incentive Stock Plans. Also excludes 228,987 shares of phantom stock deferred under the Merck & Co., Inc. Deferral Program. As of December 31, 2006, no additional shares were reserved under the Deferral Program. Beginning January 1, 2007, one-tenth of 1 percent of the outstanding shares of Merck Common Stock on the last business day of the preceding calendar year plus any shares authorized under the Deferral Program but not issued are reserved for future issuance (2,679,958 as of December 31, 2007). The actual amount of shares to be issued prospectively equals the amount participants elect to defer from payouts under the Company’s various incentive programs, such as the Executive Incentive Plan, into phantom stock, increased by the amount of dividends that would be paid on an equivalent number of shares of Merck Common Stock, divided by the market price of Merck Common Stock.

(3)	The table does not include information for equity compensation plans and options and other warrants and rights assumed by the Company in connection with mergers and acquisitions and pursuant to which there remain outstanding options or other warrants or rights (collectively, “Assumed Plans”), which include the following: Medco Containment Services, Inc. 1991 Class C Non-Qualified Stock Option Plan; SIBIA Neurosciences, Inc. 1996 Equity and Incentive Stock Option Plan; Provantage Health Services, Inc. 1999 Stock Incentive Plan; Rosetta Inpharmatics, Inc. 1997 and 2000 Employee Stock Option Plans. A total of 966,738 shares of Merck Common Stock may be purchased under the Assumed Plans, at a weighted average exercise price of $19.99. No further grants may be made under any Assumed Plans.

Retirement Plan Benefits

The table below quantifies the benefits expected to be paid from the Company’s two defined benefit pension plans—the Retirement Plan for the Salaried Employees of Merck & Co., Inc. (the “Qualified Plan”) and the Merck & Co., Inc. Supplemental Retirement Plan (the “SRP”). The terms of the plans are described below the table.

Pension Benefits

for Fiscal Year Ended

December 31, 2007

Name (a)(1)	Plan Name (b)	Number of Years Credited Service (#) (c)(2)	Present Value of Accumulated Benefit ($) (d)(3)	Payments During Last Fiscal Year ($) (e)(4)
Richard T. Clark	Qualified Plan	35.0	$1,475,860	$0
	SRP	35.0	11,902,500	0

Peter N. Kellogg	Qualified Plan	0.0	0	0
	SRP	0.0	0	0

Judy C. Lewent	Qualified Plan	27.2	0	1,313,960
	SRP	27.2	0	7,380,332

Peter S. Kim	Qualified Plan	6.5	107,392	0
	SRP	6.5	661,403	0

Kenneth C. Frazier	Qualified Plan	15.5	332,106	0
	SRP	15.5	1,765,424	0

David W. Anstice	Qualified Plan	33.0	1,194,736	0
	SRP	33.0	6,166,228	0

(1)	As of December 31, 2007, Mr. Clark and Mr. Anstice were eligible for early retirement subsidies.

(2)	Equals number of years of credited service as of December 31, 2007. Credited service begins with the January or July coincident with or next following a participant’s hire date and ends with his or her last full month of employment (provided he or she does not transfer to an affiliate that does not participate in the plans).

(3)	Actuarial present value in accordance with the same assumptions outlined in the footnotes to the Company’s financial statements:

•	Discount rate equals 6.5%; lump sum interest rate equals 6.0%;

•	RP2000 Mortality Table, sex based; the mortality table in accordance with Sec. 417(c)(3)(A)(ii)(I) of the Internal Revenue Code for lump sums;

•	Assumes that 80% of retirees elect a lump sum and the remaining 20% elect an annuity; and

•	Assumes commencement at age 62, discounted to current age.

(4)	Ms. Lewent retired on September 1, 2007 and elected a lump sum from both plans.

The Named Executive Officers participate in the Company’s two defined benefit plans as do other Merck salaried employees. Benefits payable under the Qualified Plan and the SRP (together with the Qualified Plan, the “Retirement Plans”) are based on a formula that yields an annual amount payable over the participant’s life beginning at age 65.

Formula.    The annual amount of benefit under the Retirement Plans is under a formula which

Multiplies

•	the participant’s final average compensation by

•	a multiplier of 2 percent for years of credited service earned prior to July 1, 1995 and

•	a multiplier of 1.6 percent for years of credited service earned after that date (total credited service at 2 percent and 1.6 percent is limited to 35 years) and

Subtracts

•	1.6 percent of the participant’s Social Security benefits multiplied by years of credited service, not to exceed 50 percent of the Social Security benefit.

“Final average compensation” means the average of a participant’s highest five consecutive calendar years of pay for the 10 calendar years before he or she terminates employment. Pay for this purpose means the greater of (a) or (b):

•

(a) Annual base pay for all full years of service completed. This annual base pay is determined as of December 31 of the current year (before any pre-tax contribution deductions for the Company’s 401(k) Plan or elective deferrals to the Company’s flexible spending accounts). Commissions, overtime pay, bonuses, other supplemental pay and all other amounts are excluded from this calculation.

•

(b) Actual cash earnings. Cash earnings are determined before any deduction for pre-tax contribution deductions for the Company’s 401(k) savings plan or any elective deferrals to the Company’s flexible spending account plans. Also included are overtime, bonuses, commissions, special awards, shift differential, cost of living adjustments, pre-tax transportation fringe benefits, as well as incentive pay. Amounts that are excluded include grants under the Company’s Stock Incentive Plan, any distribution of a previously deferred award under any of the Company’s incentive plans, and any other form of compensation.

Vesting.    A participant vests in his or her benefit—that is, the benefit that is accrued will not be forfeited back to the plans—when his or her employment includes any portion of five calendar years. For example, Mr. Kellogg, whose employment began in 2007, will vest if his employment continues into 2011.

A participant who is vested but terminates employment before being eligible for early retirement subsidies is referred to as a “terminated vested” participant and can commence receiving benefits from the Retirement Plans on the first day of any month between the month after attaining age 55 and the month after attaining age 65. The amount of the benefit is reduced from the age 65 benefit on an actuarial basis, which takes into account the participant’s life expectancy and expected plan returns and is substantial—for example, a participant’s $100 accrued benefit (at age 65) would be reduced to about $34 if it began at age 55.

Early Retirement Subsidies.    If a participant terminates employment at or after age 55 when he or she has at least 10 years of credited service, then he or she is entitled to “early retirement subsidies”—that is, a reduction for commencing before age 65 that is smaller than the actuarial reduction for terminated vested participants. For an early retiree, benefits are reduced by 3 percent per year that benefits begin before age 62. For example, an early retiree’s $100 accrued benefit would be unreduced if he or she waited until age 62, or would be reduced to $79 if he or she commenced at age 55.

However, under a so-called “Rule of 85,” a participant who retired from active service when his or her age plus years of Credited Service totaled at least 85 (e.g., age 55 with 30 years of credited service) could receive an unreduced immediate benefit. In addition, a Social Security Bridge Benefit represented an additional benefit for eligible early retirees by providing a temporary monthly supplement prior to age 62 to avoid the Social Security offset described above in the benefit formula, so the offset would not apply until a participant attained age 62. Both of these benefits were eliminated from the Retirement Plans on July 1, 1995. However, transition benefits were added to replace all or part of the benefit for participants who were participating in the Retirement Plans on July 1, 1995 and were then at least age 40. The following Named Executive Officers are eligible for these transition benefits in the percentage shown.

Transition Percentage for Named Executive Officers

Name	Transition Percentage
Richard T. Clark	92.50%
Judy C. Lewent	64.17%
Kenneth C. Frazier	5.00%
David W. Anstice	69.17%

Other Named Executive Officers do not have any transition benefit.

In addition, a participant who terminates employment due to a disability that can reasonably be expected to permanently disable him or her from any job anywhere may be approved for a disability retirement. In such a case, the participant’s benefit which has then accrued is not reduced for early commencement.

SRP Benefits.    The Qualified Plan benefits are limited by various applicable constraints by the Internal Revenue Code. The SRP—which is an unfunded plan maintained to provide benefits to a select group of management and highly compensated employees—provides the benefits according to the formula described above which exceed those limits, as well as benefits:

•

That are payable because compensation deferred into the Deferral Program is excluded from the definition of final average compensation in the Qualified Plan (and so are payable solely from the SRP) and

•

That provide a minimum annual aggregate benefit under this plan and the Qualified Plan of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking position under the Company’s Corporate Policy on Executive Retirement (which includes all the Named Executive Officers), reduced in the event of retirement or death prior to normal retirement date.

In addition, for employees who, prior to January 1, 1995, were determined by the Company to have occupied bona fide executive or high policymaking positions and who did not have 35 years of credited service, an enhanced benefit payable upon retirement from active service at age 65 (unless the Compensation and Benefits Committee of the Board consents to payment upon early retirement, death or disability prior to age 65). The enhanced benefit is an amount calculated under the benefit formula in the Qualified Plan using one additional month of credited service for each month of credited service accrued prior to January 1, 1995, during, or prior to attainment of, the designated position (up to the 35-year total) minus

•	the minimum benefit, where applicable, or the supplemental benefit;

•	the Qualified Plan benefit; and

•	any retirement benefit payable from a plan not sponsored by the Company.

The SRP was amended as of January 1, 1995 to prospectively eliminate this enhanced benefit. Under his prior accrual, if Mr. Frazier retires from service at age 65, he will have 30 years of Credited Service (as compared to 27.5, without benefit of this provision). The provision does not affect any other Named Executive Officer.

Forms of Benefit.    Participants in the Qualified Plan generally can choose among the following array of optional forms of benefit.

•	Single life annuity—that is, a monthly payment for the remainder of the participant’s life

•

Joint and 50% survivor annuity—a monthly payment for the remainder of the participant’s life. If he or she dies before his survivor, for the remainder of the survivor’s life, he or she receives 50% of the amount the participant was receiving

•	Joint and 100% survivor annuity

•	Joint and 75% survivor annuity (effective January 1, 2008)

•	Lump sum

•

5-year term certain annuity—This option allows for payment for the remainder of a participant’s life on a reduced basis (as compared to the single life annuity) and provides a guaranteed minimum amount. The guaranteed minimum amount is five times the annual benefit that would have been paid under the single life annuity without any applicable reduction for early retirement, reduced by the amount of any payments made before the participant’s death.

•

10- and 15-year term certain annuities—These options provide a pension payment for life on a reduced basis and ensure a guaranteed amount at least equal to 10 or 15 times the reduced annual benefit if the participant dies before the guaranteed period has expired.

•

Social Security Level Income Benefit—For participants who start receiving benefits before age 65, this form of payment provides a larger amount of benefits until Social Security benefits begin, and a lower amount thereafter.

All forms of benefit are actuarially equivalent to the single life annuity. All forms use a 9 percent interest rate except for the lump sum which uses interest rates based on long term U.S. Treasury interest rates, as required by the Internal Revenue Code. The interest rate changes quarterly: during 2007, the interest rates in effect were between 4.74% and 5.07%.

SRP Payments.    Payments under the SRP generally follow the timing and form of benefit that applies to the Qualified Plan. However, a participant who elects a lump sum under the Qualified Plan, or one who cannot satisfy the spousal consent requirements applicable to the Qualified Plan, may choose any other form of benefit described above for his or her SRP benefit.

Nonqualified Deferred Compensation

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the Merck & Co. Inc. Deferral Program (the “Deferral Program”), an unfunded, unsecured deferred compensation plan. The Deferral Program allows participants who are executive officers (including all Named Executive Officers) to defer

•	All or a portion of their annual bonus (but not less than $3,000).

•

Up to 50% of base salary. However, participants cannot defer an amount that will reduce the amount they receive in cash below the amount provided in Section 401(a)(17) of the Internal Revenue Code—$230,000 for 2008.

•	Beginning in 2008, all or any part of annual grants of RSU and PSU awards.

Nonqualified Deferred Compensation

for Fiscal Year Ended

December 31, 2007

Name (a)	Executive Contributions in 2007 ($) (b)	Registrant Contributions in 2007 ($) (c)	Aggregate Earnings in 2007 ($) (d)	Aggregate Balance at 12/31/07 ($) (e)
Richard T. Clark	$2,456,670	-0-	$467,692	$6,970,350
Peter N. Kellogg	-0-	-0-	-0-	-0
Judy C. Lewent	719,681	-0-	451,775	6,118,828
Peter S. Kim	-0-	-0-	271,636	991,317
Kenneth C. Frazier	-0-	-0-	531,247	6,092,538
David W. Anstice	-0-	-0-	1,596,278	14,393,196

The “Executive Contributions” column above (column (b)) shows amounts that were also reported as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table on page 39. Those amounts, as well as amounts in the “Aggregate Balance” column (column (d)) that represent salary or bonus that were reported in the Summary Compensation Tables for Proxy Materials in prior years, are quantified below. The table below also quantifies the annual rate of return earned by the Named Executive Officers during 2007.

Name	Amount included in both Nonqualified Deferred Compensation Table and 2007 Summary Compensation Table ($)	Amount included in Nonqualified Deferred Compensation Table previously Reported in Prior Years’ Summary Compensation Tables ($)	Annual Rate of Return for 2007
Richard T. Clark	$656,670	$2,023,334	7.8%
Peter N. Kellogg	-0-	-0-	-0-
Judy C. Lewent	-0-	4,017,500	8.0%
Peter S. Kim	44,668	268,005	37.7
Kenneth C. Frazier	-0-	-0-	9.6%
David W. Anstice	-0-	4,592,000	12.5%

Deferral Program Investments:    The Company does not make any Company contributions to the Deferral Program—the aggregate balances shown above represent amounts that the Named Executive Officers earned but elected to defer, plus earnings (or losses). Account balances may be invested in phantom investments selected by the executive from an array of investment options that mirrors the funds in the 401(k) Plan. The array changes from time to time; as of December 31, 2006, participants could choose among several different investments, including domestic and international equity, income, short term investment, blended fund investment and Company stock funds. Participants can daily change their investment selections prospectively by contacting the 401(k) Plan’s trustee in the same manner that applies to participants in the 401(k) Plan.

Beginning in 2007, PSUs and RSUs may be deferred into the Deferral Program instead of being paid out. However, any deferred RSU or PSU may only be invested in the phantom Merck Common Stock Fund—they may not later be redesignated out of the Merck Common Stock Fund.

Distributions:    When participants elect to defer amounts into the Deferral Program, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executive’s retirement or separation. “Separation” generally means a Company initiated termination of employment due to a restructure or lack of work. Distributions can be made in a lump sum or up to 15 annual installments. However, soon after a participant’s employment ends, his or her account balance is automatically distributed in a lump sum—without regard to his or her election—if

•	Employment ends for reasons other than due to retirement or separation, or

•	The participant’s account balance is less than $125,000 at the time of retirement or separation

In 2006, the Deferral Program was revised so that beginning in 2007, participants may change their distribution schedule, provided the new elections satisfy the requirements of Section 409A of the Internal Revenue Code. In general, 409A requires that

•	Distribution schedules cannot be accelerated (other than for a hardship)

•	To delay distribution,

•	A participant must make an election at least one year before the distribution otherwise would be made, and

•	The new distribution cannot begin earlier than five years after it would have begun without the election to re-defer.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to Named Executive Officers upon Separation (as defined below), pursuant to individual agreements, or in connection with a Change in Control. For payments made to a participant upon a retirement other than in connection with a Separation or Change in Control, see Retirement Plan Benefits beginning at page 48.

Separation

The Company provides separation pay and benefits to all of its most senior executives, including the Named Executive Officers, according to the Merck & Co., Inc. Separation Benefits Plan for Non-Union Employees (the “Separation Plan”). An amount related to prior Executive Incentive Plan awards is provided under certain circumstances. To be eligible for all of the benefits described below, a general release of claims in the form determined by the Company is required, as well as nondisparagement, cooperation with litigation and, in some cases, noncompetition and nonsolicitation agreements as determined by the Company in connection with, and at the time of, the separation.

Severance Pay.    The Separation Plan provides severance pay to separated employees—that is, eligible salaried employees whose employment is terminated by the Company due to organizational changes including discontinuance of operations, location closings or corporate restructuring or a general reduction in work force (a “Separation”). Under an enhancement in effect until December 31, 2008, separated employees in Bands 1 through 3, including the Named Executive Officers, will receive

•	26 weeks of base pay, if completed years of continuous service as of the date employment ends (the “Separation Date”) is less than one year

•	41 weeks of base pay, if completed years of continuous service is at least one but less than two

•	41 weeks of base pay plus two weeks of pay for each completed year of continuous service, if completed years of service is two or more; however, the maximum severance pay is 78 weeks of base pay.

Amounts are payable over the number of weeks described above. However, for the Named Executive Officers and other of the Company’s highest paid employees, Section 409A of the Internal Revenue Code forbids payments on account of a severance of employment to be made during the six month period following termination of employment. To comply, the Company holds the amounts that would otherwise have been payable for the required period and pays them, in a lump sum without interest, soon after permitted under Section 409A.

Notice Pay.    The Separation Plan provides that the Company will provide advance notice, or pay in lieu of notice, of an employee’s Separation Date, in the following amounts:

•	For all separated employees with less than two years of continuous service, two weeks

•	For all separated employees with two or more years of continuous service, four weeks

Outplacement Assistance.    Under the Separation Plan, separated employees in Bands 1 through 3, including the Named Executive Officers, are eligible for up to 12 months of senior executive outplacement services from the Company’s outplacement vendor at the Company’s expense.

EIP Awards

As part of its standard practice for separated employees, the Company may pay an amount in lieu of an Executive Incentive Plan or Annual Incentive Plan (in the case of other salaried employees), depending on the Separation Date.

•

If employment terminates between January 1 and the time awards are paid for a given year, the executive will be considered for a bonus on the same terms and conditions as other employees with respect to the previous year’s performance.

•	If employment terminates between the time awards are paid and June 30, the employee is not eligible for payment of a bonus for the year in which separated.

•

If employment terminates after June 30 and on or before December 31, a special payment is made in lieu of any award under the Executive Incentive Plan (Annual Incentive Plan in case of other employees). The amount of the special payment is based on his or her award for the previous year and the number of months worked in the current year. The amount is subject to adjustment by the Company. This amount is payable in a lump sum at a time that complies with Section 409A as described above.

Effects Under Other Benefit Plans

All separated employees are entitled to certain benefits under other Merck plans as described below. In general, the benefits depend upon whether an employee is Retirement Eligible, Bridged, or Other Separated, as the terms are defined below.

Retirement Eligible Employees are separated employees who, as of their Separation Date, are at least age 55 with at least 10 years of credited service under the Retirement Plan (both the Qualified Plan and the SRP) or are at least age 65 without regard to years of credited service. For Retirement Eligible Employees, a Transition Rule of 85 is provided if the Employee is within two years of attaining eligibility for the benefit on his or her Separation Date. The Rule of 85 Transition benefit is described under Retirement Plan Benefits beginning at page 48. Payments may be made from the Retirement Plan and Supplemental Retirement Plan at the time and in the form described under Retirement Plan Benefits.

Bridged Employees generally are separated employees who are not Retirement Eligible but who, as of their Separation Date, are at least age 49 with at least nine years of credited service under the Retirement Plan. All Separated Bridged employees receive the following benefits:

•

Retirement Plan.    Bridged employees receive a portion of the benefit that would be payable if they were Retirement Eligible (that is, are at least 55 with at least 10 years of credited service, but who are younger than age 65) on their Separation Date. The Retirement Plan provides that the benefits for early retirees are reduced by 0.25% for each month that benefits commence before the employee attains age 62. This reduction is substantially less than the actuarial reduction that applies for early commencement for terminated vested employees. Bridged employees receive a pro rata portion (the “Pro-Rata Fraction”) of the enhancement provided by these early retirement subsidies. The Pro-Rata Fraction equals the percentage of the employee’s credited service on his/her Separation Date divided by the credited service that employee would have had if employment had continued until he/she was first eligible to be treated as an early retiree under the following formula:

•	The Pro-Rata Fraction TIMES the participant’s accrued benefit as of the Separation Date payable with early retirement subsidies

•	PLUS (1 MINUS the Pro-Rata Fraction) TIMES the participant’s accrued benefit at Separation Date actuarially reduced for early commencement

In addition, a Pro-Rata Fraction of the Rule of 85 Transition Benefit described above is also provided to Bridged Separated Employees who are within two years of attaining eligibility for the benefit on their Separation Dates. Pension benefits will not be paid to a Bridged Employee before he or she attains age 55. Benefits may be paid in the forms described under Retirement Plan Benefits.

•

Medical, Dental and Life Insurance Plans and options, restricted stock units and performance share units.    All Separated Bridged Employees are eligible to be treated in accordance with plan provisions applicable to retired employees as they may be amended from time to time.

Other Separated Employees are Salaried Employees who are not Retirement Eligible or Bridged Employees. All of the Other Separated Employees are eligible for continued participation in the medical, dental and life insurance plans for the greater of six months or the number of weeks for which they are eligible for severance pay, by paying contributions at the same rate as paid by active Employees from time to time. Other Separated Employees are also treated under the provisions applicable to separated employees with respect to their options, RSUs and PSUs.

Additional Payments and Benefits

In addition to the payments and benefits described above, the Compensation and Benefits Committee of the Board may authorize additional payments when it separates a Named Executive Officer. Although not obligated to do so, the Committee in the past has provided an additional amount measured by reference to the Named Executive Officer’s EIP award, additional financial planning, and relocation assistance to some separated executives. In addition, if a Named Executive Officer’s employment was terminated but the termination was not a Separation, the above payments and benefits are not payable. However, the Company might agree to make the payments it deems necessary to negotiate a definitive termination agreement with the terms, such as a general release of claims, nondisparagement, cooperation with litigation, noncompetition and nonsolicitation agreements, as determined by the Company.

The table below estimates amounts payable upon a separation as if the individuals were separated on December 31, 2007 using the closing share price of Merck common stock as of that day.

Separation Plan Payment and Benefit Estimates

December 31, 2007

Name	Severance Pay	Severance Payable Through	Notice Pay	EIP Award		Retirement Plan Payments
Richard T. Clark (1)	N/A	N/A	N/A	N/A		Retirement Plan N/A
						SRP N/A

Peter N. Kellogg (2)	$416,004	6/30/2008	$32,000	$301,712	(3)	Retirement Plan N/A
						SRP N/A

Judy C. Lewent (4)	N/A	N/A	N/A	N/A		Retirement Plan N/A
						SRP N/A

Peter S. Kim (2)	1,019,239	1/5/2009	76,924	900,000		Retirement Plan $105,429
						SRP $665,821

Kenneth C. Frazier (2)	1,338,082	5/11/2009	75,385	800,000		Retirement Plan $534,377
						SRP $2,673,421

David W. Anstice	1,066,212	6/29/2009	54,678	700,000		Retirement Plan $1,612,463
						SRP $8,264,753

(1)	Mr. Clark is not eligible for benefits under the Separation Plan as a result of the individual agreement described below.

(2)	The retirement benefits for Mr. Kellogg, Dr. Kim and Mr. Frazier are payable at the first of the month following their 55th birthday.

(3)	Since Mr. Kellogg was not with the Company in 2006, his pro-rated 2007 target is used.

(4)	Ms. Lewent retired during 2007 and therefore amounts are not applicable.

Individual Agreements

In addition to the benefits and payments provided for separated employees and following a Change in Control, Mr. Clark, Dr. Kim, and Mr. Anstice have agreements with the Company that may affect the amount paid or benefits provided following termination of their employment under certain conditions as described below.

Mr. Clark:    If Mr. Clark’s employment were to be terminated by the Company without cause and without a Change in Control, he would be provided with salary continuation and target bonus for two years (or until Mr. Clark attains age 65, whichever is shorter). The salary continuation would be payable according to the Company’s normal payroll practices for its executive officers and the target bonus would be payable in a lump sum. The amount would have been approximately $8,160,019 if his employment would have been terminated by the Company on December 31, 2007. Any severance pay would be contingent upon a release and other customary provisions.

Mr. Kellogg:    In the event that, during the period beginning on his date of hire and ending two years after the appointment of a successor CEO to Richard T. Clark, the Company terminates his employment for a reason other than gross misconduct, the Company will pay to Mr. Kellogg a lump sum in the amount of eighteen months’ salary, subject to appropriate tax withholding, upon such termination of his employment, provided that upon the termination of his employment he must timely sign and comply with noncompete, nonsolicitation and nondisclosure covenants and a waiver and release of claims in a format prescribed by the Company. This severance payment is in lieu of any other severance or separation pay that he might be entitled to under any applicable Merck policy or policies.

If at the time his employment terminates he is a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, (which in general includes the top 50 employees of a company ranked by compensation), to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, the severance payment described above will be made in a lump sum, without interest, as soon as administratively feasible on the first day of the sixth month after the termination of his employment.

Dr. Kim:    If the Company terminates Dr. Kim’s employment for a reason other than gross misconduct before the second anniversary of Mr. Raymond Gilmartin’s (former Merck CEO and President) retirement date of March 30, 2006, it will make a one-time grant of $2,000,000 to an academic institution, designated by Dr. Kim, for the sole purpose of enabling him to set up and maintain a research laboratory as an employee of that institution, provided that the designated institution hires him within a year. In that case, Dr. Kim would be subject to noncompete and nondisclosure provisions and a waiver and release of claims, in a format prescribed by the Company, on terms not less favorable to Dr. Kim than to other departing MRL employees at his grade level during the preceding five years.

In connection with commencement of his employment, Dr. Kim received a non-qualified stock option to purchase 125,000 shares of Merck Common Stock, which was adjusted to 131,874 shares to reflect the spin-off of Medco Health Solutions, Inc. In addition, while an employee, Dr. Kim is eligible to receive grants of options to purchase shares of Merck Common Stock under the Incentive Stock Plans. Generally, the terms and conditions of those options are on the same terms as annual grants made to other employees at his grade level. However, during the period from the effective date of Mr. Gilmartin’s retirement through the second anniversary of such retirement, if the Company terminates Dr. Kim’s employment for any reason other than gross misconduct, all of his unvested options will vest on his termination date and be exercisable for five years thereafter.

As used in his offer letter, “gross misconduct” means unauthorized disclosure of information known to be proprietary or confidential; embezzlement, theft or other misappropriation of Company assets; falsification of records or reports; deliberate or reckless action that causes actual or potential injury or loss to the Company or employees of the Company; failure to carry out assigned duties after notice in writing that such failure, if not corrected, will result in termination of employment; or an illegal act on Company property or in representing the Company.

Mr. Anstice:    In 2006, the Company and Mr. Anstice entered into an agreement concerning his employment status following his appointment as Executive Vice President, Strategy Initiatives. If his employment terminates before July 31, 2013—except a termination by the Company for cause or a separation that would entitle him to payment under the Merck Separation Plan—Mr. Anstice will be entitled to the following severance payments and benefits:

•	Continued monthly salary payments for 18 months following termination of employment (but not beyond July 31, 2013).

•	A payment equal to a pro-rata portion of his prior EIP award, based on the number of completed months during the year, divided by 12.

•	Reimbursement for:

•	Financial counseling for the year in which employment ends under the then-current Executive Financial Service Program for Executive Committee members, and

•	Up to $18,500 per year for tax counseling, if required for the laws of any country for the 4-year period beginning in the year in which employment ends.

•

Relocation assistance if Mr. Anstice decides to relocate his primary residence outside the U.S. as follows (and subject to offset by any relocation assistance provided by another employer) provided the relocation is completed within two years of the termination of employment:

•	One-way return trip airfare;

•	Temporary living for up to 60 days for him and accompanying dependents;

•	Shipment of household goods to a mutually agreed upon location; and

•	Home sale assistance, with buyout, under the Company’s then-current Relocation Policy.

In consideration of these benefits, Mr. Anstice is subject to the following obligations:

•	Noncompetition with the Company for 18 months;

•	Nondisparagement of the Company;

•	Nonsolicitation of Company employees for 18 months;

•	Nondisclosure of Company trade secrets and proprietary information;

•	Cooperation in litigation; and

•	Release and waiver of claims.

For purposes of his agreement, cause includes:

•	intentional or repeated failure or refusal to perform reasonably assigned duties;

•	dishonesty, willful misconduct, gross insubordination or gross negligence in the performance of duties;

•	involvement in a transaction in connection with the performance of duties that is adverse to the interests of the Company and which is engaged in for personal profit;

•	willful violation of any law, rule or regulation in connection with the performance of duties;

•	indictment, conviction or plea of no contest with respect to (x) any felony or (y) other crime involving moral turpitude; or

•	action or inaction materially adversely affecting the reputation of the Company or any of its affiliates.

Change in Control

Participants in the Change in Control Plan include the Named Executive Officers as well as certain other senior managers. With respect to the Named Executive Officers, the following severance benefits would be provided upon qualifying terminations of employment in connection with or within two years following a change in control of the Company:

•

Cash severance pay equal to three (or a lesser number equal to the number of full and fractional years between the date of the change in control and the Named Executive Officer’s 65th birthday) times the sum of his or her base salary plus target bonus amount.

•	Pro rata annual cash bonus at target levels, paid in a lump sum at termination.

•

Continued medical, dental and life insurance benefits at active-employee rates for a period of three years, but not beyond the Named Executive Officer’s 65th birthday. These benefits are reduced by benefits obtained from a subsequent employer and are not available to the extent the Named Executive Officer is eligible for the same benefit as a retiree.

•

Enhanced supplemental retirement benefits determined by increasing both the Named Executive Officer’s age and credited service by three (but not more than he or she would have earned if employment continued until age 65) and then calculating benefits under the Supplemental Retirement Plan.

•

If the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to subsidized and/or unreduced pension benefits upon commencement of pension benefits in accordance with plan terms after his or her termination of employment. In addition, if the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to be treated as a retiree under the Company’s medical, dental and life insurance plans immediately upon his or her termination of employment.

•	Continued financial planning benefits and outplacement benefits.

Terminations of employment that entitle a Named Executive Officer to receive severance benefits under the plan consist of (1) termination by the Company without cause or (2) resignation by the Named Executive Officer for good reason, in each case within two years following a change in control. A Named Executive Officer is not eligible for benefits under the plan if his or her termination is due to death or permanent disability.

A “change in control” for purposes of the plan generally consists of any of the following:

•	an acquisition of more than 20 percent of the Company’s voting securities (other than acquisitions directly from the Company); or

•	the current Board (and their approved successors) ceasing to constitute a majority of the Board or, if applicable, the board of directors of a successor to the Company; or

•	the consummation of a merger, consolidation or reorganization, unless

•	the shareholders of the Company prior to the transaction hold at least 60 percent of the voting securities of the successor;

•	the members of the Board prior to the transaction constitute at least a majority of the board of directors of the successor; and

•	no person owns 20 percent or more of the voting securities of the Company or the successor; or

•	the liquidation or dissolution of the Company or the sale by the Company of all or substantially all of its assets.

A “termination for good reason” for the Named Executive Officers generally includes any of the following Company actions without the executive’s written consent following a change in control:

•

Significantly and adversely changing the executive’s authority, duties, responsibilities or position (including title, reporting level and status as an executive officer subject to Section 16(b) of the Exchange Act). However, the following are not good reason:

•	an isolated, insubstantial and inadvertent action not taken in bad faith which the Company remedies promptly after receiving notice and

•	a change in the person to whom (but not the position to which) he or she reports;

•	Reducing annual base salary or level of bonus opportunity;

•

Changing the executive’s office location so that he or she must commute more than the greater of (a) 50 more miles or (b) 120% more miles, as compared to his or her commute immediately prior to the change;

•	Failing to pay base salary, bonus or deferred compensation under any Company deferred compensation program within seven days of its due date;

•

Failing to continue any compensation plan or program in which the executive participates including bonus plans and the Incentive Stock Plans (or successors to those plans), or failing to continue his or her level of participation in those plans;

•

Failing to continue to provide him or her with the pension and welfare benefits substantially similar to those in which he or she participates or materially reducing any of those benefits or depriving him or her of any material fringe benefit; and

•	Failing to obtain a satisfactory agreement from any successor to Merck to assume and agree to perform the obligations under the change in control plan.

However, the executive does not have “good reason” if he or she does not provide the Company

•	With notice that any of the above occurred within six months of when he or she becomes aware (or reasonably should have become aware) of it;

•	With at least 30 days from the date of the such notice to cure the event before terminating employment; or

•	With a notice of termination within 90 days of the day on which the 30-day period described above expires.

A termination by the Company for Cause generally includes

•

Willful and continued failure by the executive to substantially perform his or her duties for the Company (other than any failure that results from his or her incapacity due to physical or mental illness) for at least 30 consecutive days after a written demand for substantial performance has been delivered to him or her;

•	Willful misconduct or gross negligence by the executive which is injurious to the Company or any of its subsidiaries; and

•	Conviction, or entry of a plea of nolo contendere to

•	a felony or

•	any crime (whether or not a felony) involving dishonesty, fraud, embezzlement or breach of trust.

To receive the severance benefits under the plan, a Named Executive Officer must execute a general release of claims against the Company and its affiliates, which includes certain restrictive covenants, including a commitment by the Named Executive Officer not to solicit Company employees for two years following the change in control. The severance benefits are in lieu of (or offset by) any other severance benefits to which a Named Executive Officer may be entitled under other arrangements of the Company. The cash severance pay is paid in the form of salary continuation, and it and the other benefits under the plan (other than the tax-qualified pension benefits) are generally subject to discontinuation in the event of breach by the Named Executive Officer of the restrictive covenants and other obligations under the release. Named Executive Officers have no obligation to mitigate the severance benefits under the plan.

The Named Executive Officers are entitled to full indemnification for any excise taxes that may be payable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the change in control and payment of their legal fees if they prevail on a claim for relief in an action to enforce their rights under the plan or in an action regarding the restrictive covenants contained in the general release.

In general, the Board may amend or terminate the plan prior to a change in control. However, neither the amendment of the plan in a manner that adversely affects Named Executive Officers and other participants prior to a change in control nor the termination of the plan prior to a change in control would be effective if done within one year of a change in control or at the request of an acquirer. Following a change in control, the plan may not be amended or modified in any way that would adversely affect Named Executive Officers and other participants in the plan at the time of the change in control.

Except with respect to certain incentive stock options issued before February 2005:

•

Upon a change in control of the Company, all outstanding stock options and restricted stock units will become fully vested. However, performance-based stock options held by key research and development personnel may not fully vest unless stock options are generally to be cancelled in the transaction.

•

In general, vested stock options may be exercised for five years following termination of the option holder’s employment following a change in control (but not beyond the original term of the stock option). This extended exercise period would not apply in the case of terminations by reasons of death or retirement or for gross misconduct.

•

If stock options do not remain outstanding following the change in control and are not converted into successor stock options, then option holders will be entitled to receive cash for their options in an amount at least equal to the difference between the exercise price and the price paid to shareholders in the change in control.

•

Upon a change in control of the Company, a portion of performance share units generally will become vested as determined by reference to the holder’s period of employment during the performance cycle and

•	based on actual performance as to fiscal years that have been complete for at least 90 days as of the date of the change in control and

•	otherwise, based on target performance.

•	Provisions limiting the amendment of the plan after a change in control and regarding the payment of participants’ legal fees in the event disputes were added to the plan, as described below.

A “change in control” for purposes of these amendments has the same meaning that it has under the Change in Control Separation Benefits Plan, except as to awards that are deferred compensation subject to the American Jobs Creation Act of 2004 (the “AJCA”), in which event the definition permitted under the AJCA will apply.

In addition, the compensation and employee benefit plans, programs and arrangements of the Company generally provide the following:

•	For two years following the change in control, the material terms of the plans, programs and arrangements (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to individuals who participated in them immediately before the change in control.

•

The Company will pay the legal fees and expenses of any participant that prevails on his or her claim for relief in an action regarding an impermissible amendment to these plans, programs and arrangements (other than ordinary claims for benefits) or, if applicable, in an action regarding restrictive covenants applicable to the participant.

The table below was prepared as though a Change in Control occurred and the Named Executive Officers’ employment was terminated on December 31, 2007 using the share price of Merck common stock as of that day (as required by the Securities and Exchange Commission). With those assumptions taken as given, the Company believes the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, a change in control did not occur on December 31, 2007 and the executives were not terminated on that date. There can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct in fact.

Change in Control Payment and Benefit Estimates

December 31, 2007

			Accelerated Vesting of Equity Value
Executive	Aggregate Severance Pay	Incremental Pension Enhancement and Retiree Medical	Performance Shares	Restricted Stock	Stock Options (Black- Scholes Value)	Welfare Benefits Continuation	Parachute Tax Gross-Up Payment	Total
Richard T. Clark	$12,305,924	$5,645	$3,582,795	$1,781,643	$1,351,133	$0	$7,166,883	$26,194,023
Peter N. Kellogg	4,933,142	0	0	0	670,656	42,534	2,205,501	7,851,833
Judy C. Lewent	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Peter S. Kim	6,211,944	358,353	1,611,390	1,349,723	493,284	58,851	3,613,377	13,696,923
Kenneth C. Frazier	6,088,920	2,157,848	880,025	1,230,800	780,591	51,666	4,548,148	15,737,997
David W. Anstice	4,220,122	762,966	1,042,979	0	467,149	0	0	6,493,215

(1)	Ms. Lewent retired during 2007 and therefore amounts are not applicable.

General Assumptions

•	Change in Control Date was December 31, 2007

•	All executives were terminated on Change in Control Date

•

Base amount calculations are based on taxable wages for the years 2002 through 2006 and annualized for the year in which the executive commenced employment with Merck (if after 2001). Mr. Kellogg’s compensation for 2007 was annualized to provide a base amount for his excise tax calculations under Section 4999 of the Internal Revenue Code.

•

All executives were assumed to be subject to the maximum federal and state income and other payroll taxes, in their respective states of residence, aggregating to a net combined effective income tax rate of 39.5% for Pennsylvania residents (Clark, Kim, Frazier and Anstice) and 40.95% for Massachusetts residents (Kellogg). These aggregate tax rates do not include the additional 20% excise tax on the excess parachute payments.

Equity-based Assumptions

•	Stock options, RSUs and PSUs vested December 31, 2007

•	Stock options that become vested due to the change in control are valued using the Black-Scholes option valuation model, based on the following inputs:

•	actual exercise price of each option

•	fair value of $58.11 per share

•	expected term and volatility numbers based on Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the 10-K

•	current dividend rate and risk-free rate

•

Using Black-Scholes to determine option values causes value for purposes of excise tax purposes even for “underwater” options—that is, options whose exercise price is greater than the closing price on the date of the change in control

•	A small portion of the 2005, 2006 and 2007 PSU awards are considered subject to Section 4999 excise tax

Retirement Benefit Assumptions

•	Retirement benefits include up to three additional years of credited service and age, subsidized early retirement, eligibility for Rule of 85, and retiree healthcare eligibility.

•	All benefits paid from the Retirement Plans are paid in a lump sum on the Change in Control Date due to the change in control.

•	The lump sum is based on the form of benefit that is most valuable to each individual executive, payable at age 65; retirement eligible participants were calculated as if they commenced immediately.

•

Present values are calculated using individual life expectancies in the 1994 Group Annuity Reserving Table projected to 2002 (50/50 Blend) and a discount rate of 4.83%, the current lump sum interest rate for the Retirement Plans.

•	Provisions for bridge for the vested to early retirement subsidies were calculated under the current program applicable to separated employees as described above.

Director Compensation

As described more fully below, this chart summarizes the annual cash compensation for the Company’s non-employee directors during 2007.

Director Compensation for Fiscal Year Ended

December 31, 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(2)	Total ($)
Johnnetta B. Cole	$94,500	-0-	$59,106	-0-	-0-	$55,000	$208,606
Thomas H. Glocer	13,667	-0-	-0-	-0-	-0-	22,917	36,584
Steven F. Goldstone	27,333	-0-	-0-	-0-	-0-	32,083	59,416
William B. Harrison, Jr.	86,833	-0-	39,667	-0-	-0-	55,000	181,500
Harry R. Jacobson	6,083	-0-	-0-	-0-	-0-	18,333	24,416
William N. Kelley	126,500	-0-	59,106	-0-	-0-	55,000	240,606
Rochelle B. Lazarus	98,000	-0-	37,271	-0-	-0-	55,000	190,271
Thomas E. Shenk	107,000	-0-	39,667	-0-	-0-	55,000	201,667
Anne M. Tatlock	108,334	-0-	39,667	-0-	-0-	55,000	203,001
Samuel O. Thier	157,833	-0-	59,106	-0-	-0-	55,000	271,939
Wendell P. Weeks	99,500	-0-	39,667	-0-	-0-	55,000	194,167
Peter C. Wendell	129,000	-0-	39,667	-0-	-0-	55,000	223,667

(1)	Represents the compensation costs for financial reporting purposes for the year under FAS 123R. See Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values. There can be no assurance that the FAS 123R amounts will ever be realized.

At December 31, 2007, the aggregate number of option awards outstanding was: Dr. Cole—48,485 shares; Mr. Glocer—0 shares; Mr. Goldstone—0 shares; Mr. Harrison—41,100 shares; Dr. Jacobson—0 shares; Dr. Kelley—48,485 shares; Ms. Lazarus—15,000 shares; Dr. Shenk—35,825 shares; Ms. Tatlock—41,100 shares; Dr. Thier—46,375 shares; Mr. Weeks—20,000 shares; and Mr. Wendell—20,000 shares. The per-option FAS 123R grant date fair value was $11.66 for options granted in 2007.

(2)	Represents Company contribution to the Plan for Deferred Payment of Directors’ Compensation.

Directors who are not Company employees are compensated for their service as a director as shown in the chart below:

Schedule of Director Fees

December 31, 2007

Compensation Item	Amount
Annual Retainers
Board	$55,000
Executive Committee Chair	50,000	(1)
Lead Director	30,000	(2)
Audit Committee Chair	20,000
Corporate Governance Committee Chair	10,000
Compensation and Benefits Committee Chair	10,000
Research Committee Chair	10,000
Finance Committee Chair	5,000
Public Policy & Social Responsibility Chair	5,000
Executive Committee Members	25,000	(1)
Audit Committee Members	10,000
Per meeting fees (Board and Committee)	1,500
Company contribution to the Plan for Deferred Payment of Directors’ Compensation	55,000

(1)	The Executive Committee was disbanded effective April 24, 2007.

(2)	Effective April 24, 2007.

All annual retainers are paid in quarterly installments.

Stock Options.    Under the 2006 Non-Employee Directors Stock Option Plan adopted by stockholders at the 2006 Annual Meeting of Stockholders (the “2006 Directors Stock Option Plan”), on the first Friday following the Company’s Annual Meeting of Stockholders, non-employee directors each receive a non-qualified stock option to purchase 5,000 shares of Merck Common Stock. As with options granted to employees, stock option grants to Directors are contingent upon a determination by the Company’s General Counsel that the Company is not in possession of material undisclosed information. If the Company is in possession of such information—without regard to whether the information seems positive or negative—grants are suspended generally until the second business day after its public dissemination. In that case, the grant price of a stock option is set at the closing price of Merck stock on that later date.

Options issued since April 2002 under the 2006 Directors Stock Option Plan and any predecessor plans—that is, the 2001 Non-Employee Directors Stock Option Plan, 1996 Non-Employee Directors Stock Option Plan and the Non-Employee Directors Stock Option Plan (the “Prior Plans”)—become exercisable in equal installments (subject to rounding) on the first, second and third anniversaries of the grant date. Options issued before April 2002 become exercisable five years from the grant date. All options expire on the day before the tenth anniversary of their grant.

The exercise price of the options is the closing price of the Company’s Common Stock on the grant date as quoted on the New York Stock Exchange. The exercise price is payable in cash at the time the stock options are exercised. In addition, the 2006 Directors Stock Option Plan and the Prior Plans allow directors under certain circumstances to transfer stock options to members of their immediate family, family partnerships and family trusts.

Stock ownership guidelines for directors are set forth in the Policies of the Board, which are available on the Company’s website. A target ownership level of 5,000 shares is to be achieved by each director within five years of joining the Board or as soon thereafter as practicable. Shares held in the Merck Common Stock account under the Plan for Deferred Payment of Directors’ Compensation are included in the target goal.

Directors’ Deferral Plan. Under the Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation (“Directors’ Deferral Plan”) each director may elect to defer all or a portion of cash compensation from retainers and meeting fees. Any amount so deferred is, at the director’s election, valued as if invested in any of the investment measures offered under the Merck & Co., Inc. Employee Savings and Security Plan, including the Company’s Common Stock, and is payable in cash in installments or as a lump sum on or after termination of service as a director.

In addition to the annual retainer, on the first Friday following the Annual Meeting of Stockholders, each director receives a credit to his/her Merck Common Stock account under the Directors’ Deferral Plan of an amount equal to the annual cash retainer in effect—i.e., $55,000. Directors who join the Board after that date are credited with a pro-rata portion.

Retirement Plan.    In 1996, the Retirement Plan for the Directors of Merck & Co., Inc. (the “Directors’ Retirement Plan”) (which excluded current or former employees of the Company) was discontinued for directors who joined the Board after December 31, 1995. Directors at the time of the change elected to either continue to accrue benefits under the Directors’ Retirement Plan or, in lieu of accruing benefits under the Directors’ Retirement Plan, receive additional compensation to be deferred in accordance with the terms of the Directors’ Deferral Plan. Eligible directors who elected not to accrue additional retirement benefits under the Directors’ Retirement Plan will receive at retirement a pension benefit based on the amount of service accrued as of March 31, 1997 and compensation as then in effect. No current director is accruing a benefit under the Directors’ Retirement Plan.

Other.    The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ indemnity insurance policies. Directors are also eligible to participate in The Merck Company Foundation Matching Gift Program. The maximum gift total for a director participant in the Program is $30,000 in any calendar year.

A director who is a Company employee, such as Mr. Clark, does not receive any compensation for service as a director.

Audit Committee

The Audit Committee’s Report for 2007 follows.

Audit Committee’s Report

The Audit Committee, comprised of independent directors, met with the independent registered public accounting firm (the independent auditors), management and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee discussed with and received a letter from the independent auditors confirming their independence. Both the independent auditors and the internal auditors had full access to the Committee, including regular meetings without management present.

The Audit Committee met with the independent auditors to discuss their fees and the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Committee also discussed with the independent auditors their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates. The Audit Committee reviewed and discussed the audited financial statements with management. Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Audit Committee

Peter C. Wendell Chairperson

Rochelle B. Lazarus	Wendell P. Weeks
Thomas E. Shenk

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm (the independent auditors) in order to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Fees for Services Provided by Independent Registered Public Accounting Firm

Fees for all services provided by PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, for fiscal years 2007 and 2006 are as follows:

Audit Fees

Fees for services for fiscal years 2007 and 2006 related to the annual financial statement audits, the audits of effectiveness of internal control over financial reporting, reviews of quarterly financial statements filed in the reports on Form 10-Q, and statutory audits, approximated $13.8 million and $14.1 million, respectively.

Audit-Related Fees

Fees for audit-related services for fiscal years 2007 and 2006, primarily related to employee benefit plan audits as well as other audit-related reviews and agreed-upon procedures, approximated $2.1 million and $1.6 million, respectively.

Tax Fees

Fees for tax services for fiscal years 2007 and 2006, approximated $0.8 million and $1.0 million, respectively.

All Other Fees

Fees for other services for fiscal years 2007 and 2006 approximated $466,000 and $25,000, respectively.

None of the services provided by PwC for fiscal years 2007 and 2006 were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the Securities and Exchange Commission.

2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee, comprised of independent members of the Board, has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm (the independent auditors) of the Company with respect to its operations for the year 2008, subject to ratification by the holders of Common Stock of the Company. In taking this action, the Audit Committee considered carefully PricewaterhouseCoopers LLP’s performance for the Company in that capacity since its retention in 2002, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from stockholders.

Because the members of the Audit Committee value stockholders’ views on the Company’s independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of PricewaterhouseCoopers LLP. The Audit Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of PricewaterhouseCoopers LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

The Audit Committee of the Board of Directors recommends a vote FOR this proposal.

3.    STOCKHOLDER PROPOSAL CONCERNING MANAGEMENT COMPENSATION

The stockholder listed in the proposal below, owning 500 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

I, Robert D. Morse, of 212 Highland Avenue, Moorestown, NJ 08057-2717, owner of $2,000.00 or more of Merck, Inc. stock, held for a year, request the Board of Directors to take action regarding remuneration to any of the top five persons named in Management be limited to $500,000.00 per year, by salary only, plus any nominal perks {i.e.; company car use, club memberships] This program is to be applied after any existing programs now in force for cash, options, bonuses, SAR’s, etc., plus discontinue, if any, severance contracts, in effect, are completed, which I consider part of remuneration programs.

This proposal does not affect any other personnel in the company and their remuneration programs.

REASONS

Ever since about Year 1975, when “Against” was removed from “Vote for Directors” box, and no other on the Proxy Vote, and the term “Plurality” voting was contrived, shareowners have lost the “Right of Dissent”, which is unconstitutional. No reason given, but the result has been that any Management nominee for Director was elected, even if only one “For” vote was received. This is because “Abstain” and “Withheld” are not deducted from “For”. In response, Directors have awarded remuneration to those whom nominated them, to the point of being excessive and still escalating. Millions of dollars of shareowners assets are diverted for the five top Management, year after year, until their retirement or they “Jump Ship” for another company’s offer. It is seldom proven to have been “earned” by their efforts, rather than the product or services.

The limit of one half million dollars in remuneration is far above that needed to enjoy an elegant lifestyle. These funds might better be applied to dividends. The savings in elimination of personnel needed to process all previous programs could be tremendous. Plus savings on lengthy pages reporting the process in the Report, a help for the National Paperwork Reduction Act.

This can all be accomplished by having Directors eliminate all Rights, Options, S.A.R.’s, retirement and severance, etc. programs, relying on $500,000.00 to be adequate, and Management buying their own stock and retirement programs, if desired.

It is commendable that AT&T, ExxonMobil, Ford Motor [1st], perhaps others, have already returned “Against” as requested.

Thank you, and please vote “Yes” for this Proposal. It is for Your benefit!

Board of Directors’ Statement in Opposition to the Resolution

The Board of Directors believes that the proposal would interfere with the Company’s ability to compete in the global marketplace for the highly talented employees necessary to achieve the Company’s success.

The proposal meets none of the guiding principles of our executive compensation programs, including:

•	Enabling a high-performance organization;

•	Competitiveness in the marketplace in which we compete for talent;

•	Optimization of cost to the Company and value to employees;

•	Global consistency with business-driven flexibility; and

•	Simplicity, clarity and excellent delivery.

It is not clear why the proponent believes shareholders’ ability to vote against Directors relates to his resolution to limit compensation to certain executives to $500,000 per year. Nevertheless, Merck shareholders in 2007 voted to amend our Restated Certificate of Incorporation to replace the prior cumulative voting feature with a majority vote standard in the election of directors. As a result, beginning in 2008 Merck shareholders will be voting “FOR” or “AGAINST” directors (previously, shareholders could vote “for” or “withhold” votes). Therefore, to the extent that the supporting statement implies that Merck shareholders cannot vote against directors, we believe it is factually incorrect and materially misleading.

The Directors believe that the Committee needs flexibility discretion to set compensation and provide benefits in the amounts necessary to attract and retain employees in a competitive marketplace. The Company participates in the marketplace as a buyer of scarce recourses—that is, highly talented executives—and we need to be able to compete with other companies for the same talent. The Directors believe that the proposal would impede our ability to compete, so the adoption of the proposal is unnecessary and detrimental to the interests of our stockholders.

The Board of Directors recommends a vote AGAINST this proposal.

4.    STOCKHOLDER PROPOSAL CONCERNING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, D.C. 20006, owner of 1,300 shares of Common Stock of the Company, has given notice that it intends to present for action at the Annual Meeting the following resolution:

Shareholder Proposal

Resolved, that shareholders of Merck & Company, Inc. (“Merck”) urge the board of directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and narrative disclosure of material factors necessary to an understanding of the SCT. The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

In our opinion, investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input on senior executive compensation.

In the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Stock exchange listing standards do require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004).)

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are also broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Merck’s Board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote would, we think, provide our Company with useful information about whether shareholders view senior executive compensation practices, as reported each year, to be in shareholders’ best interests. In 2007, this proposal received support of approximately 49 percent of the votes cast.

Board of Directors’ Statement in Opposition to the Resolution

This Proposal seeks to solicit a non-binding vote from shareholders regarding the compensation provided to the executives named in the Company’s Summary Compensation Table (the “Named Executive Officers”). For the reasons explained below, the Directors believe that adopting the Proposal is unnecessary and not in the best interest of the Company and its shareholders.

The Compensation and Benefits Committee of the Board is responsible for establishing and maintaining a competitive, fair and equitable compensation policy that attracts, motivates and retains the talented employees necessary to execute the Company’s strategies and achieve its goals. To this end, the Committee, which is comprised entirely of independent Directors, is specifically charged with setting compensation for the Company’s most senior leaders. When establishing programs or setting compensation levels, the Committee makes numerous complicated and inter-related decisions, all requiring judgment and careful balancing among a number of competing interests and stakeholders.

The proponent recommends that shareholders be asked to ratify compensation paid to the Company’s Named Executive Officers and that shareholders be provided narrative disclosure of material factors necessary to an understanding of the Summary Compensation Table. The Summary Compensation Table and the Compensation Discussion and Analysis beginning on page 22 of this proxy statement describe in detail the philosophy and principles under which compensation is paid to the Company’s Named Executive Officers. This comprehensive disclosure, which covers 19 pages, is a direct result of recently expanded disclosure requirements mandated by the Securities and Exchange Commission. The Board believes that the new Summary Compensation Table and Compensation Discussion and Analysis provide the information requested by the proponent and that the additional narrative disclosure sought by the proponent is therefore duplicative and unnecessary.

The Committee considers both public and confidential information about the Company’s strategies and performance when assessing executive performance and setting compensation. Some of this information could not be made available to stockholders without also providing proprietary competitive data to the Company’s competitors. As proposed, shareholders would therefore be asked to endorse or reject compensation decisions without complete information or, alternatively, to have the Company disclose competitive information in a public document.

Even if the Proposal were adopted, the results of the requested advisory vote cannot be expected to provide the Company with meaningful results. If shareholders do not ratify compensation decisions, the Company will understand that shareholders are dissatisfied. However, the source of shareholder dissatisfaction will not necessarily be clear, much less what actions should be taken to address them.

While the Board believes that the Committee is in the best position to determine executive compensation levels, the Board appreciates that shareholders are a crucial stakeholder whose views must be heard and valued. Shareholders who wish to express their opinions on the Company’s executive compensation strategy, or any other matter of interest to the Company, are therefore encouraged to do so by writing a member of the Board, including any member of the Compensation and Benefits Committee, at

Merck & Co., Inc.

P.O. Box 1150

Whitehouse Station, NJ 08889

The Board believes that this approach facilitates a sharing of shareholder views and is ultimately more meaningful and useful to the Board than a non-binding advisory vote that is based on incomplete information.

The Board of Directors recommends a vote AGAINST this proposal.

5.    STOCKHOLDER PROPOSAL CONCERNING SPECIAL SHAREHOLDER MEETINGS

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, owner of 7,500 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

5—Special Shareholder Meetings

RESOLVED, Shareholders ask our board to amend our bylaws and any other appropriate governing documents to give holders of 10% (or the lowest possible percentage about 10%) of our outstanding common stock the power to call a special shareholder meeting.

Special meetings allow investors to vote on important matters, such as a takeover offer, that can arise between annual meetings. If shareholders cannot call special meetings, management may become insulated and investor returns may suffer.

Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Fidelity and Vanguard are among the mutual funds supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System, also favor preserving this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into account when assigning company ratings.

Eighteen (18) proposals on this topic averaged 56%-support in 2007—including 74%-support at Honeywell (HON).

On May 31, 2007, our board amended our bylaws to eliminate supermajority voting requirements for stockholder action in response to our 78%-support for a 2006 shareholder proposal on this topic. Unfortunately our board also eliminated cumulative voting—yet there was no prior shareholder proposal to eliminate cumulative voting.

The advantage of adopting this proposal should be also considered in the context of our company’s overall corporate governance. For instance in 2007 the following governance status was reported:

•

The Corporate Library http://www.thecorporatelibrary.com an independent investment research firm said there is concern regarding certain compensation practices, such as the tax gross-up provision related to change of control payments and the presence of both a non-qualified deferred compensation plan and a non-qualified SERP.

•	Three directors (Ms. Tatlock, Mr. Harrison and Ms. Lazarus) were potentially conflicted due to related-party transactions.

•	We had no Independent Chairman and not even a Lead Director—Independent oversight concern.

•	We had no right to act by written consent.

•	Cumulative voting was eliminated in 2007.

Additionally:

•	6 of our directors owned only 20 to 1400 shares each—Commitment concern.

•	Mr. Harrison was rated a “problem director” by The Corporate Library due to his NYSE board service during the tenure of “Dick” Grasso.

•	Two of our directors served on Boards rated “D” by The Corporate Library:

1) Mr. Weeks	Corning (GLW)	D-rated
2) Ms. Lazarus	General Electric (GE)	D-rated

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes:

Special Shareholder Meetings -

Yes on 5

Board of Directors’ Statement in Opposition to the Resolution

The Company is incorporated in New Jersey. Under New Jersey law, the holders of 10% or more of the Company’s Common Stock have the right to call a special stockholders meeting upon a showing of good cause in New Jersey Superior Court. The good cause requirement protects the interests of all stockholders by allowing the holders of 10% or more of the Company’s stock to call a special meeting for legitimate purposes, including important matters that arise between annual meetings, while shielding stockholders and the Company from abuse of this right by requiring that the meeting must be called for good cause. Absent the good cause requirement, disgruntled or special interest minority stockholders could call meetings for frivolous or self-serving purposes at significant expense and disruption to the operations of the Company.

It should be noted that the Company’s By-laws already provide a majority of stockholders entitled to vote at any meeting with the power to call a special meeting of the stockholders. Accordingly, if a majority of stockholders believe that a matter is sufficiently important to merit expeditious consideration, they can call a special meeting without an application to the New Jersey Superior Court.

Additionally, New Jersey law protects the right of stockholders to be heard on critical matters by requiring stockholder approval for significant corporate actions, such as a merger or sale of substantially all of the assets of the Company. The Company’s Certificate of Incorporation also requires stockholder approval of such actions.

The proposal includes assertions regarding the Company’s overall corporate governance that we believe are factually inaccurate. The proponent asserts that the Company does not have a Lead Director, however, Dr. Thier, an independent director, was appointed Lead Director in December 2006 to be effective April 24, 2007. The proposal further asserts that six of the Company’s directors owned only 20 to 1400 shares each of Company stock, and characterizes this as a “Commitment concern,” however, all Directors own shares of the Company’s common stock consistent with the Stock Ownership Guidelines as set forth in the Policies of the Board. The Stock Ownership Guidelines require that upon joining the Board, each director must own at least one share of stock, and target ownership of 5,000 shares is to be achieved by each director within five years of joining the Board or as soon thereafter as practicable. The Guidelines permit shares held in the Merck Common Stock account under the Plan for Deferred Payment of Directors’ Compensation (the “Plan”) to be included in the target goal. Indeed, all directors who joined the Board prior to 2007 have achieved the target goal of 5,000 shares in accordance with the Guidelines, and most of these directors own shares, either directly or through the Plan, at levels which exceed the target of 5,000 shares.

The Board believes that by maintaining the current approach to special meetings of the stockholders provided by New Jersey law and by the Company’s By-laws, the overall interests of the Company and its stockholders are well-served.

The Board of Directors recommends a vote AGAINST this proposal.

6.    STOCKHOLDER PROPOSAL CONCERNING AN INDEPENDENT LEAD DIRECTOR

Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, owner of 700 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

6—Independent Lead Director

RESOLVED, Shareholders request that our Board adopt a bylaw to require that our company have an independent lead director whenever possible with clearly delineated duties, elected by and from the independent board members, to be expected to serve for more than one continuous year, unless our company at that time has an independent board chairman. The standard of independence would be the standard set by the Council of Institutional Investors.

The clearly delineated duties at a minimum would include:

•	Presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors.

•	Serving as liaison between the chairman and the independent directors.

•	Approving information sent to the board.

•	Approving meeting agendas for the board.

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

•	Having the authority to call meetings of the independent directors.

•	Being available for consultation and direct communication, if requested by major shareholders.

A key purpose of the Independent Lead Director is to protect shareholders’ interests by providing independent oversight of management, including our CEO. An Independent Lead Director with clearly delineated duties can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

An Independent Lead Director should be selected primarily based on his qualifications as a Lead Director, and not simply default to the Director who has another designation on our Board. Additionally an Independent Lead Director should not be rotated out of this position each year just as he or she is gaining valuable Lead Director experience.

We had neither an independent Chairman nor a Lead Director according to The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm.

Please encourage our board to respond positively to this proposal and establish a Lead Director to protect shareholders’ interests:

Independent Lead Director -

Yes on 6

Board of Directors’ Statement in Opposition to the Proposal

The Board of Directors believes that the interests of the stockholders are well served by a board that can adapt its structure to the needs of the Company and the capabilities of its directors. The proposal, if adopted, would deprive the Board of this flexibility. The Board has relied on the flexibility afforded by its current structure to provide independent leadership to the Board since May 2005. From May 2005 to April 2007, the Board’s Executive Committee, comprised of independent directors, functioned in the role typically played by a

Chairman of the Board. In December 2006, the Board appointed Samuel O. Thier as its Lead Director effective April 24, 2007. Dr. Thier has been determined to be an independent director in accordance with New York Stock Exchange (NYSE) Corporate Governance Listing Standards regarding director independence during each of the last five years, consistent with the five-year timeframe required for independence under the standards set by the Council of Institutional Investors.

Adoption of this proposal is unnecessary as the Policies of the Board already require a Lead Director of the Board. The Policies of the Board delineate certain responsibilities of the Lead Director, which include conferring with management on matters involving the Board and serving as a liaison between the Board and stockholders on investor matters.

The proposal, if adopted, would eliminate the Board’s ability to organize its functions and execute its duties related to providing independent leadership to the Board in the manner best suited to meet the Company’s changing needs and the interests of its stockholders.

The Board of Directors recommends a vote AGAINST this proposal.

Forward Looking Statements

These Proxy Materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Merck’s Form 10-K for the year ended Dec. 31, 2007, and in its periodic reports on Form 10-Q and current reports on Form 8-K, if any, which the Company incorporates by reference.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than 10 percent of Merck Common Stock.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to our officers and directors were complied with during the 2007 fiscal year except that a Form 4 to report the vesting of restricted stock units for Mark E. McDonough, Vice President and Treasurer of the Company, was filed late.

Other Matters

The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

MERCK & CO., INC.

March 10, 2008

MERCK & CO., INC. ONE MERCK DRIVE P.O. BOX 100 WHITEHOUSE STATION, NJ 08889

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Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 21, 2008. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 21, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to MERCK & CO., INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MERCK1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCK & CO., INC.
The Board of Directors recommends a vote FOR
Items 1 and 2.

1.	Election of Directors – The Board of Directors recommends a vote FOR the Nominees listed below:
		For	Against	Abstain
	1a. Richard T. Clark	☐	☐	☐

	1b. Johnnetta B. Cole, Ph.D.	☐	☐	☐

	1c. Thomas H. Glocer	☐	☐	☐

	1d. Steven F. Goldstone	☐	☐	☐

	1e. William B. Harrison, Jr.	☐	☐	☐

	1f. Harry R. Jacobson, M.D.	☐	☐	☐

	1g. William N. Kelley, M.D.	☐	☐	☐

	1h. Rochelle B. Lazarus	☐	☐	☐

	1i. Thomas E. Shenk, Ph.D.	☐	☐	☐

	1j. Anne M. Tatlock	☐	☐	☐

	1k. Samuel O. Thier, M.D.	☐	☐	☐

	1l. Wendell P. Weeks	☐	☐	☐

	1m. Peter C. Wendell	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date

		For	Against	Abstain

2.	Ratification of the appointment of the Company’s independent registered public accounting firm for 2008	☐	☐	☐

The Board of Directors recommends a vote AGAINST Items 3 through 6.		For	Against	Abstain

3.	Stockholder Proposal Concerning Management Compensation	☐	☐	☐

4.	Stockholder Proposal Concerning an Advisory Vote on Executive Compensation	☐	☐	☐

5.	Stockholder Proposal Concerning Special Shareholder Meetings	☐	☐	☐

6.	Stockholder Proposal Concerning an Independent Lead Director	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please indicate if you wish to view Proxy Materials electronically via the Internet rather than receiving a hard copy. You will continue to receive a Proxy Card for voting purposes only.		☐	☐

Signature (Joint Owners)		Date

ADMISSION TICKET

Annual Meeting of Stockholders

Tuesday, April 22, 2008, at 2:00 p.m.

Edward Nash Theatre, Raritan Valley Community College

Route 28 and Lamington Road, North Branch, New Jersey

Follow Raritan Valley Community College signs at Exit 26 on Interstate 78 and on Route 22 in North Branch. Enter Raritan Valley Community College at Lamington Road entrance. Proceed to Parking Lot 5, which is reserved for Merck stockholders. A continuous shuttle bus service from the parking lot to the Theatre will be available.

This ticket admits the named Stockholder(s) and one guest.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RICHARD T. CLARK, BRUCE N. KUHLIK and CELIA A. COLBERT as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., INC. standing in the name of the undersigned at the ANNUAL MEETING OF STOCKHOLDERS to be held on April 22, 2008, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated, and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the Merck Stock Investment Plan, as described in the Proxy Statement. Any prior proxy or voting instructions are hereby revoked.

The shares represented by this proxy will be voted as directed by the stockholder. If no specification is made, the shares will be voted FOR Items 1 and 2 and AGAINST Items 3 through 6.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD. THE TELEPHONE AND INTERNET VOTING FACILITIES WILL CLOSE AT 11:59 P.M. ON APRIL 21, 2008.

Please complete, sign, date and return the Proxy Card promptly using the enclosed envelope.

(Continued, and to be signed and dated on the reverse side.)